Execution Version

EQUITY INTEREST PURCHASE AGREEMENT

dated as of December 14, 2016

by and among

DELSTAR TECHNOLOGIES, INC.,

BALDWIN ENTERPRISES, INC.,

CONWED PLASTICS LLC,

and, solely for certain limited purposes as set forth herein,

LEUCADIA NATIONAL CORPORATION

and

SCHWEITZER-MAUDUIT INTERNATIONAL, INC.

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Article I
DEFINITIONS

1.1	Definitions 2
Article II
PURCHASE AND SALE

2.1	Purchase of Equity Interests 16

2.2	Aggregate Consideration; Purchase Price Calculation 16

2.3	The Closings 16

2.4	Cash Payments at the Closing 18

2.5	Estimated Purchase Price 18

2.6	Post-Closing Adjustment to Aggregate Consideration 19

2.7	Earn-Out 21

2.8	Tax Treatment and Allocation 24

2.9	Tax Withholding 24
Article III
REPRESENTATIONS AND WARRANTIES ABOUT THE COMPANY AND THE SUBSIDIARIES

3.1	Organization and Good Standing 25

3.2	Authorization of Agreement 25

3.3	Conflicts; Consents of Third Parties 25

3.4	Capitalization 26

3.5	Subsidiaries 26

3.6	Financial Statements 27

3.7	No Undisclosed Liabilities 27

3.8	Absence of Certain Developments 28

3.9	Taxes 28

3.10	Real Property 29

3.11	Personal Property 31

3.12	Intellectual Property 31

3.13	Material Contracts 32

3.14	Employee Benefit Plans 34

3.15	Labor 36

3.16	Litigation 37

3.17	Compliance with Laws; Permits 37

3.18	Environmental Matters 38

3.19	Insurance 38

3.20	Financial Advisors 39

3.21	Related Party Transactions 39

3.22	Customers and Suppliers 39

3.23	Product Liability; Warranties 39

3.24	Anti-Corruption Matters 40

3.25	International Trade Matters 40

3.26	No Other Representations or Warranties; Schedules 41

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Article IV
REPRESENTATIONS AND WARRANTIES OF THE SELLER

4.1	Organization and Good Standing 41

4.2	Authorization of Agreement 41

4.3	Conflicts; Consents of Third Parties 41

4.4	Ownership and Transfer of Equity Interests 42

4.5	Litigation 42

4.6	Financial Advisors 42

4.7	Seller Acknowledgment 42

4.8	No Other Representations or Warranties 42
Article V
REPRESENTATIONS AND WARRANTIES OF THE BUYER

5.1	Organization and Good Standing 43

5.2	Authorization of Agreement 43

5.3	Conflicts; Consents of Third Parties 43

5.4	Litigation 44

5.5	Financial Advisors 44

5.6	Financial Capability 44

5.7	Solvency 44

5.8	Condition of the Business 45

5.9	Antitrust. 45

5.10	No Other Representations or Warranties 45
Article VI
COVENANTS OF THE COMPANY

6.1	Conduct of Business 45

6.2	Access to Information 47

6.3	Financial Information; Cooperation 48

6.4	Dover Sublease. 49
Article VII
OTHER COVENANTS

7.1	Confidentiality 49

7.2	WARN Act 49

7.3	Comparability of Employee Benefits 49

7.4	Indemnification, Exculpation and Insurance 50

7.5	Communications With Employees 52

7.6	Specified Annual Bonus Amounts 52

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Article VIII
COVENANTS OF THE PARTIES

8.1	Regulatory Approvals 53

8.2	Consents 54

8.3	Fulfillment of Closing Conditions 55

8.4	Public Announcements 55

8.5	Tax Matters 55

8.6	Certain Restrictive Covenants 58

8.7	Exclusivity 59

8.8	Business Confidential Information 60

8.9	Related Party Accounts and Agreements 60

8.10	Release 60
Article IX
CONDITIONS TO CLOSING

9.1	Conditions to Obligations of the Buyer and the Seller 61

9.2	Conditions to Obligation of Buyer 62

9.3	Conditions to Obligation of the Seller and the Company 63
Article X
TERMINATION

10.1	Termination 63

10.2	Effect of Termination 64

10.3	Remedies 65
Article XI
INDEMNIFICATION

11.1	Survival of Provisions 65

11.2	Indemnification by the Seller 65

11.3	Indemnification by Buyer 67

11.4	Indemnification Procedures 67

11.5	Certain Limitations on Indemnification 69

11.6	Calculation of Losses 70

11.7	Materiality 70

11.8	Tax Treatment of Indemnification Payments 70

11.9	Exclusive Remedy 71

11.10	Guarantee of the Seller Indemnification Obligations 71

11.11	Setoff 72

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Article XII
MISCELLANEOUS

12.1	Notices 72

12.2	Amendments and Waivers 73

12.3	Expenses 73

12.4	Successors and Assigns 74

12.5	Governing Law 74

12.6	Consent to Jurisdiction 74

12.7	Counterparts 74

12.8	No Third Party Beneficiaries 74

12.9	Entire Agreement 75

12.10	Captions 75

12.11	Severability 75

12.12	Specific Performance 75

12.13	Conflicts and Privilege 75

12.14	Interpretation 76

12.15	Further Assurances 78

12.16	Parent Guarantee 78

EXHIBITS

Exhibit A    Closing Statement
Exhibit B    Company Accounting Principles
Exhibit C    Sample Working Capital Calculation
Exhibit D    Sample Calculation of Filtrexx EBITDA
Exhibit E    Equity Interest Assignment Agreement
Exhibit F    Conwed NV Purchase Agreement
Exhibit G    Company Closing Certificate
Exhibit H    Seller Closing Certificate
Exhibit I        Form of Resignation

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EQUITY INTEREST PURCHASE AGREEMENT
This EQUITY INTEREST PURCHASE AGREEMENT (this “Agreement”) is made as of December 14, 2016 by and among (i) DelStar Technologies, Inc., a Delaware corporation (the “Buyer”), (ii) Baldwin Enterprises, Inc., a Colorado corporation (the “Seller”), (iii) Conwed Plastics LLC, a Delaware limited liability company (the “Company”), (iv) solely for purposes of Sections 2.1(a), 2.3(b)(ii), 7.5, 8.1 through 8.4, 8.6 through 8.8, 8.10, 11.10 and Article XII, Leucadia National Corporation, a New York Corporation (“Leucadia”), and (v) solely for purposes of Sections 8.4 and 8.10 and Article XII, Schweitzer-Mauduit International, Inc., a Delaware corporation (“Parent”, and together with the Buyer, the Seller, the Company and Leucadia, each a “Party” and collectively, the “Parties”).
BACKGROUND
WHEREAS, the Seller owns all of the issued and outstanding Equity Interests of the Company;
WHEREAS, the Company owns all of the outstanding Equity Interests of each of the U.S. Subsidiaries and 99.999% of the outstanding Equity Interests of Conwed NV (with Leucadia owning the remaining 0.001% of the outstanding Equity Interests of Conwed NV);
WHEREAS, the Company and the Subsidiaries are engaged in the business of manufacturing and marketing extruded lightweight plastic netting, tubes, yarns and fibers, which are used for building and construction, erosion and sediment control, packaging, agricultural purposes, carpet padding, filtration and consumer products, as well as the manufacturing and installation of sediment control products utilizing plastic netting sock as an encasement (the “Business”);
WHEREAS, on the terms and subject to the terms and conditions set forth herein, (a) the Company and Leucadia desire to sell to the Buyer or its designee or designees, and the Buyer desires to purchase, or to cause its designee or designees to purchase, from the Company and Leucadia, all of the outstanding Equity Interests of Conwed NV, with the proceeds of such sale received by the Company immediately distributed by the Company to the Seller, and (b) immediately thereafter, the Seller desires to sell to the Buyer, and the Buyer desires to purchase from the Seller, all of the outstanding Equity Interests of the Company (together, the transactions described in clauses (a) and (b), the “Transaction”);
WHEREAS, Leucadia owns all of the issued and outstanding Equity Interests of the Seller, and is expected to receive, directly or indirectly, substantial financial benefits as a result of the consummation of the Transaction; and
WHEREAS, simultaneously with the entry into this Agreement, certain members of the Company’s management team have executed employment agreements with Parent, dated as of the date hereof (the “Employment Agreements”), which Employment Agreements will become automatically effective at, and subject to, the Closing.
NOW, THEREFORE, in consideration of the foregoing premises and the respective representations and warranties, covenants and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

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Article I
DEFINITIONS
1.1    Definitions. When used in this Agreement, the following terms shall have the meanings assigned to them in this Section 1.1.
“Acquired Companies” means the Company and its Subsidiaries.
“Actual Annual Bonus Amount” is defined in Section 7.6(a)(ii).
“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling, controlled by or under common control with such specified Person. For purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by Contract or otherwise and the terms “controlling” and “controlled” have meanings correlative to the foregoing. For the avoidance of doubt, the Company and its Subsidiaries shall be considered Affiliates (a) of the Seller for periods prior to the Closing and (b) of the Buyer for periods from and after the Closing.
“Agreement” is defined in the Preamble.
“Assumed Employees” is defined in Section 7.3.
“Audited Financial Statements” means the audited consolidated balance sheet of the Company and its Subsidiaries as at December 31, 2015 and the related audited consolidated statements of income and of cash flows of the Company and its Subsidiaries for the year then ended, each as contained in the Financial Statements.
“Balance Sheet” is defined in Section 3.6.
“Balance Sheet Date” is defined in Section 3.6.
“Business” is defined in the recitals to this Agreement.
“Business Confidential Information” is defined in Section 8.8.
“Business Day” means a day other than a Saturday, Sunday or other day on which banks located in New York City are authorized or required by Law to close.
“Buyer” is defined in the Preamble.
“Buyer Calculation” is defined in Section 2.6(a).
“Buyer Documents” is defined in Section 5.2.
“Buyer Fundamental Representations” means the representations and warranties set forth in Sections 5.1 (Organization and Good Standing), 5.2 (Authorization of Agreement), 5.3(a)(i) (Conflicts) and 5.5 (Financial Advisors) and Sections 4.1, 4.2, 4.3(a)(i) and 4.4 of the Conwed NV Purchase Agreement.

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“Buyer Guaranteed Obligations” is defined in Section 12.16.
“Buyer Indemnified Parties” means the Buyer and its Affiliates and its and their respective directors, officers, employees, stockholders, agents, attorneys, representatives, successors and permitted assigns.
“Buyer Material Adverse Effect” means any event, change, development, effect or occurrence, that, individually or in the aggregate with all other events, changes, developments, effects and occurrences, has had, or would reasonably be expected to have a material adverse effect on the ability of the Buyer to consummate the Transactions, in each case, other than any such effect or change resulting from or arising in connection with (a) general economic or industry-wide conditions or (b) acts of terrorism or military action or the threat thereof which do not disproportionately affect the Buyer and its subsidiaries.
“Cap” means an amount equal to eight percent (8%) of Enterprise Value.
“Capital Expenditure Budget” is defined in Section 6.1(b).
“Cash” means, without duplication, (a) the aggregate (i) cash, (ii) marketable U.S. government securities, including U.S. Treasury bills, notes and bonds, and (iii) investment grade money market securities and bank certificates of deposit having original or remaining maturities of three months or less at date of purchase and which are carried at cost, in each case, whether or not kept “on site” or held in deposit, checking or other accounts of, or in any safety deposit box or other physical storage device provided by, a financial institution, less (b) uncashed checks of the Acquired Companies, in each case, calculated in accordance with GAAP.
“Closing” is defined in Section 2.3(a).
“Closing Cash” is defined in Section 2.6(a).
“Closing Date” is defined in Section 2.3(a).
“Closing Payment Amount” is defined in Section 2.2(c).
“Closing Statement” means the form of Closing Statement attached as Exhibit A, as modified by the footnotes set forth therein.
“Closing Working Capital” is defined in Section 2.6(a).
“Code” means the Internal Revenue Code of 1986.
“Collateral Source” means a source of (a) amounts actually recovered by the indemnified party pursuant to any indemnification by or indemnification or other agreement with any third party or (b) any insurance proceeds or other cash receipts or sources of reimbursement actually received as an offset against any Loss for which an indemnification claim has been made under this Agreement (net of any costs incurred to recover such amounts).
“Communications” is defined in Section 12.13(b).

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“Company” is defined in the Preamble.
“Company Accounting Principles” means the principles set forth on Exhibit B.
“Company Benefit Plan” means (a) any “employee benefit plan” as defined in ERISA Section 3(3), including any (i) retirement or nonqualified deferred compensation plan or arrangement which is an “employee pension benefit plan” (as defined in ERISA Section 3(2)), (including any Multiemployer Plan) and (ii) “employee welfare benefit plan” (as defined in ERISA Section 3(1)), health and welfare program (formal or informal), or fringe benefit plan or program, or (b) employee stock purchase, stock option, equity or equity-based compensation, severance pay, employment, change-in-control, top hat, retention, income protection, disability insurance, consulting or other compensation agreement, vacation pay, salary continuation, sick leave, excess benefit, bonus or other incentive compensation, life insurance, or other employee benefit plan, contract, program, policy or other arrangement, whether or not subject to ERISA, that is (i) maintained by any Acquired Company, (ii) to which any Acquired Company contributes or is obligated to contribute, (iii) to which any Acquired Company is a party or would reasonably be expected to have any Liability, or (iv) which provides benefits to current or former employees of, or service providers to, any of the Acquired Companies.
“Company Disclosure Schedule” is defined in the preamble to Article III.
“Company Documents” is defined in Section 3.2.
“Company Fundamental Representations” means representations and warranties set forth in Sections 3.1 (Organization and Good Standing) (first and second sentence only), 3.2 (Authorization of Agreement), 3.3(a)(i) (Conflicts), 3.4 (Capitalization), 3.5 (Subsidiaries) (excluding the third sentence of Section 3.5(a)), 3.20 (Financial Advisors) and 3.21 (Related Party Transactions).
“Company Intellectual Property” means all Intellectual Property used by, or held for use by, any Acquired Company.
“Company Material Adverse Effect” means any event, change, development, effect or occurrence, that, individually or in the aggregate with all other events, changes, developments, effects and occurrences, has had, or would reasonably be expected to have (a) a material adverse effect on the business, results of operations, condition, assets or operations of the Acquired Companies taken as a whole, other than any such event, change, development, effect or occurrence resulting from (i) general economic or industry-wide conditions, (ii) acts of terrorism or military action or the threat thereof, (iii) the public announcement of this Agreement with Buyer as opposed to any other party, (iv) any change in GAAP or any change in applicable Law, (v) any failure of the Company to meet any published or internally prepared projections, budgets, plans or forecasts of revenues or earnings (provided that the underlying causes of such failures may be taken into account in determining whether there has been a Company Material Adverse Effect), or (vi) the effect of any changes caused by the taking of any action at the written request of the Buyer or any of its Affiliates (other than any action required or contemplated by this Agreement or any action relating to the consummation of the Transactions); provided, however, that with respect to clauses (i), (ii) and (iv), such event, change, development or occurrence shall be taken into account only to the extent it disproportionately affects the Acquired Companies taken as a whole relative to other participants in the industries in which the Acquired Companies operate or (b) a material adverse effect on the ability of the Seller, to consummate the Transactions.

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“Company Property” or “Company Properties” is defined in Section 3.10(b)(i).
“Consequential Damages” means damages directly attributable to and caused by a breach of this Agreement that result from the special circumstances of the non-breaching party but which would not have otherwise occurred in the ordinary case of a similar breach but for such non-breaching party’s special circumstances.
“Contract” means any written or legally binding oral agreement, contract, commitment or arrangement.
“Conwed NV” means Conwed Plastics S.A./N.V., a Belgian corporation.
“Conwed NV Acquisition” is defined in Section 2.1(a).
“Conwed NV Acquisition Closing” is defined in Section 2.3(a).
“Conwed NV Enterprise Value” means an amount equal to Eleven Million Dollars ($11,000,000).
“Conwed NV Purchase Agreement” means a share purchase agreement, in substantially the form attached hereto as Exhibit F, providing for the sale by the Company and Leucadia to Buyer or its designee or designees of all of the Equity Interests of Conwed NV, free and clear of all Liens other than restrictions on transfer under applicable securities Laws.
“Conwed US Acquisition” is defined in Section 2.1(b).
“Conwed US Enterprise Value” means an amount equal to Two Hundred Eighty Four Million Dollars ($284,000,000).
“Current Assets” means the current assets of the Company, calculated in accordance with the Company Accounting Principles (consisting solely of the line accounts set forth on Exhibit C).
“Current Liabilities” means the current liabilities of the Company, calculated in accordance with the Company Accounting Principles (consisting solely of the line accounts set forth on Exhibit C).
“Deductible” means an amount equal to one percent (1%) of Enterprise Value.
“Deferred Compensation Amounts” means the aggregate notional account balances under the Conwed Capital Accumulation Plan II for Executives, the Conwed Capital Accumulation Plan for Executives and the Filtrexx Capital Accumulation Plan and any other Company Benefit Plan that is a deferred compensation plan, agreement or arrangement subject to Section 409A of the Code.
“Delay of Payment” means, (a) in the case of obligations of the Seller and Leucadia, the failure of the Seller to pay any amounts due, or perform any obligations, as required by Article XI within 10 days after the time frame that payment or performance is required under Section 11.4(c) (but, for the avoidance of doubt not requiring the exhausting of remedies against the Seller (including the legal enforcement of a judgment or arbitral decision, agreement, bankruptcy and the like)) and (b) in the case of obligations of the Buyer and Parent, the failure of the Buyer to pay any amounts due, or perform any obligations, as required by this

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Agreement within 10 days after the time frame that payment or performance is required under the applicable provision of this Agreement, (but, for the avoidance of doubt, not requiring the exhausting of remedies against the Buyer (including the legal enforcement of a judgment or arbitral decision, agreement, bankruptcy and the like)).
“Determination Date” is defined in Section 2.6(d).
“Dispute” is defined in Section 12.13(a).
“Disputed Earn-Out Item” is defined in Section 2.7(b)(ii).
“Dover Lease” means that certain Lease Agreement, dated as of March 24, 2014, by and between Hay Brothers Ltd., as landlord, and Weaver Acquisition, LLC, as tenant, as modified by that certain Lease Agreement Addendum, dated as of November 23, 2015, by and between Hay Brothers LTD and Filtrexx, as tenant, with respect to the property located at 2211 and 2243 State Route 516 NW, Dover, Ohio 44622.
“Dover Lease Assignee” is defined in Section 6.4.
“Dover Sublease” is defined in Section 6.4.
“Dover Subtenant” is defined in Section 6.4.
“Drop Dead Date” is defined in Section 10.1(a)(ii).
“Earn-Out Acceleration Event” is defined in Section 2.7(d).
“Earn-Out Calculation” is defined in Section 2.7(b)(i).
“Earn-Out Objection Statement” is defined in Section 2.7(b)(ii).
“Earn-Out Payment” is defined in Section 2.7(a).
“Earn-Out Period” means each of the Company’s 2019, 2020 and 2021 calendar years.
“Earn-Out Statement” is defined in Section 2.7(b)(i).
“Effective Time” is defined in Section 2.3(a).
“Employment Agreements” is defined in the recitals to this Agreement.
“Enterprise Value” means an amount equal to Two Hundred Ninety Five Million Dollars ($295,000,000).
“Environmental Laws” means any federal, state, or local statute, regulation, ordinance, any interstate compact, or any judicial or administrative decree, Order, or Permit in effect on the Closing Date with respect to protection of human health or the environment including, the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. §§9601 et seq. (sometimes referred to as “CERCLA”); the Federal Water Pollution Control Act, 33 U.S.C. §§1251 et seq; the Clean Air Act, 42 U.S.C. §§7401 et seq; the

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Resource Conservation and Recovery Act, 42 U.S.C. §§4901 et seq; the Safe Drinking Water Act, 42 U.S.C. §§300(f) et seq; the Toxic Substances Control Act, 15 U.S.C. §§2601 et seq; the Emergency Planning and Community Right-to-Know Act of 1986; 42 U.S.C. §§110001 et seq; the Occupational Safety and Health Act of 1970, 29 U.S.C. §§651 et seq; and analogous state laws and common law.
“Environmental Permits” is defined in Section 3.18(a).
“Equity Interests” means, with respect to any Person, any shares of capital stock, limited liability company membership interests or other ownership or profit interests in such Person.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” means any entity or trade or business (whether or not incorporated) which is treated with any Acquired Company as a single employer, or is part of the same control group, in either case, within the meaning of Section 414(b), (c), (m) or (o) of the Code.
“Estimated Cash” is defined in Section 2.5.
“Estimated Price Calculation Statement” is defined in Section 2.5.
“Estimated Working Capital” is defined in Section 2.5.
“Expiration Date” is defined in Section 11.1(a).
“Export Controls” is defined in Section 3.25(b).
“Final Cash” means the Closing Cash as agreed or finally determined in accordance with Section 2.6(d).
“Final Earn-Out Statement” is defined in Section 2.7(b)(iii).
“Filtrexx” means Conwed Plastics Acquisition Company V LLC, a Delaware limited liability company.
“Filtrexx EBITDA” means, with respect to any Earn-Out Period, the sum of the amounts attributable to such Earn-Out Period (without duplication, and without giving effect to any extraordinary losses or gains during such period) of (a) net income (or loss) of Filtrexx (“Net Income”), plus (b) to the extent deducted in determining Net Income in such period: (i) interest expense, (ii) federal, state and local income Taxes, and (iii) depreciation and amortization expenses, minus (c) to the extent added in determining Net Income during such period (i) any noncash or nonrecurring gains or losses, including, without limitation, any gains or losses realized from the sale of any assets, and (ii) any other nonrecurring costs or expenses, in each case, determined in accordance with Exhibit D attached hereto and GAAP (with Exhibit D controlling in the case of a conflict with GAAP); provided, that (A) any management fees, corporate overhead expense charges or other intercompany charges, including any one-time fees or charges, by or among the Buyer and its subsidiaries or Affiliates shall be excluded from the calculation of Filtrexx EBITDA and shall not cause a reduction of Filtrexx EBITDA, and (B) to the extent any transaction occurs between Filtrexx, on one hand, and the Buyer or any of its subsidiaries or Affiliates, on the other hand, that is not in accordance with the provisions of

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Section 2.7(c), the prices of any goods or services sold by Filtrexx to Buyer or its subsidiaries or Affiliates or purchased by Filtrexx from the Buyer or its subsidiaries or Affiliates shall be adjusted to reflect the amounts that Filtrexx would have realized or paid if such transaction had been conducted in accordance with the provisions of Section 2.7(c). In furtherance of the foregoing, Filtrexx EBITDA shall be calculated in accordance with GAAP and on a basis consistent with the sample calculation Filtrexx EBITDA (based on the unaudited balance sheet of Filtrexx as if the Closing had occurred on the Balance Sheet Date) set forth on Exhibit D.
“Final Working Capital” means the Closing Working Capital as agreed or finally determined in accordance with Section 2.6.
“Financial Statements” is defined in Section 3.6(a).
“Firm” is defined in Section 12.13(a).
“Fundamental Representations” means the Buyer Fundamental Representations, Company Fundamental Representations and Seller Fundamental Representations.
“GAAP” means generally accepted accounting principles in the United States as of the applicable time (or, for purposes of Section 3.6, as of the date of the financial statements referred to therein), and applied, for purposes of calculating the Closing Payment Amount and any adjustments to the Purchase Price pursuant to Section 2.6(d), on a basis consistent with the preparation of the Audited Financial Statements.
“Governmental Antitrust Entity” means any Governmental Entity with regulatory jurisdiction over enforcement of the HSR Act or any Other Antitrust Laws.
“Governmental Entity” means any entity or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to United States federal, state or local government or foreign, international, multinational or other government, including any department, commission, board, agency, bureau, court, official or other regulatory, administrative or judicial authority or instrumentality thereof.
“Guaranteed Obligations” is defined in Section 11.10.
“Hazardous Material” means any substance, material or waste which is regulated or for which liability is imposed under any Environmental Law, including any substance, material or waste which is defined as a “hazardous waste,” “hazardous substance,” “hazardous material,” “restricted hazardous waste,” “industrial waste,” “solid waste,” “contaminant,” “pollutant,” “toxic waste” or “toxic substance” under any provision of Environmental Law, including petroleum and its by-products, asbestos and asbestos-containing materials.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
“Indebtedness” means, without duplication, with respect to any Acquired Company, any of the following: (a) any indebtedness for borrowed money; (b) any obligations evidenced by bonds, debentures, notes or other similar instruments; (c) any obligations to pay the deferred purchase price of property or services (including, for example, deferred rent liability), except trade accounts payable and other current Liabilities

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arising in the Ordinary Course of Business and included in the calculation of Final Working Capital; (d) any lease obligations that are required to be capitalized in accordance with GAAP; (e) any payment obligation in respect of interest under any existing interest rate swap or hedge agreement, and any costs associated with the termination of such arrangement; (f) any guaranty of any of the foregoing; (g) all obligations of the type referred to in clauses (a) through (f) of other Persons secured by any Lien on any property or asset of the Company or any Subsidiary (whether or not such obligation is assumed by the Company or any Subsidiary), and including in clauses (a) through (f) any accrued and unpaid interest or penalties thereon and any prepayment or redemption premiums or penalties with respect thereto; provided, however, that Indebtedness shall not include (i) letters of credit (except to the extent drawn or otherwise not contingent), and (ii) any Tax Liabilities.
“Indemnification Claim” means any Legal Proceeding instituted, or any claim asserted, by any third party in respect of which payment may be sought under Section 11.2 or 11.3 of this Agreement.
“Indemnitees” is defined in Section 7.4(a).
“Intellectual Property” means all intellectual property rights of any kind, including: (a) patents, provisional patent applications, patent applications, continuations, continuations-in-part, divisions, reissues, extensions, utilization models, patents of addition, supplementary protection certificates, inventors’ certificates, patent term extensions, patent disclosures, industrial designs and improvements thereto (collectively, “Patents”), (b) trademarks, service marks, trade names, service names, brand names, trade dress rights, designs, logos, slogans, Internet domain names and corporate names, together with the goodwill associated with any of the foregoing, and all applications, registrations and renewals thereof, (collectively, “Marks”), (c) copyrights and registrations and applications therefor, works of authorship and mask work rights (collectively, “Copyrights”), and (d) rights in Software and Technology.
“IRS” means the United States Internal Revenue Service and, to the extent relevant, the United States Department of Treasury.
“Knowledge of the Seller” means the actual knowledge Chris Hatzenbuhler, Craig McKeen, Sean Syring, Bob Cody and Mark Lorenson, in each case, after reasonable inquiry.
“Law” means any statute, law, ordinance, rule or regulation of any Governmental Entity or any Order.
“Leased Company Property” is defined in Section 3.10(b)(i).
“Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), audit, examination or investigation, whether public or private, commenced, brought, conducted or heard by or before or otherwise involving any court or other Governmental Entity or any arbitrator or arbitration panel.
“Leucadia” is defined in the Preamble.
“Liability” means any direct or indirect liability, Indebtedness, obligation, expense, claim, loss, damage, deficiency, guaranty or endorsement of or by any Person, known or unknown, absolute or contingent, accrued or unaccrued, due or to become due, liquidated or unliquidated.

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“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest or other encumbrance in respect of such property or asset.
“LLC Agreement” means that certain Operating Agreement of the Company, dated as of February 4, 2005.
“Losses” means all losses, costs, settlement payments, awards, judgments, fines, penalties, damages (including Consequential Damages, but solely to the extent reasonably foreseeable as of the date hereof by Seller or Buyer, as the case may be, as a result of the underlying claim for breach), expenses (including reasonable attorneys’, accountants’, investigators’, and experts’ fees and expenses), deficiencies or other charges; provided, however, that all Consequential Damages shall be characterized as Losses to the extent such damages are paid or payable to a third party.
“Material Contracts” is defined in Section 3.13(a).
“Material Customers” is defined in Section 3.22.
“Material Suppliers” is defined in Section 3.22.
“Multiemployer Plan” means “multiemployer plan” as defined in Section 3(37) of ERISA.
“Non-Disclosure Agreement” is defined in Section 7.1.
“Order” means any award, injunction, judgment, decree, order, ruling, settlement, writ, or verdict or other binding decision issued, promulgated or entered by or with any Governmental Entity or arbitrator or arbitration panel of competent jurisdiction.
“Ordinary Course of Business” means the ordinary course of business operations of the Acquired Companies, consistent with their past practices.
“Organizational Documents” means, with respect to any entity, the articles of incorporation, bylaws, articles of organization, partnership agreement, certificate of formation, limited liability company agreement, formation agreement, joint venture agreement or other similar organizational documents of such entity (in each case, as amended and in effect through the date of determination).
“Other Antitrust Laws” means the antitrust, competition and foreign investment Laws of all jurisdictions other than those of the United States.
“Owned Company Property” is defined in Section 3.10(a).
“Parent” is defined in the Preamble.
“Party” and “Parties” is defined in the Preamble.
“Permits” means any approvals, authorizations, consents, licenses, permits, registrations, qualifications, accreditations or certificates of a Governmental Entity.

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“Permitted Liens” means (a) Liens for Taxes that are not yet due or delinquent, that may hereafter be paid without interest or penalty, or the validity or amount of which is being contested in good faith by appropriate proceedings, for which adequate reserves have been established and maintained on the Balance Sheet in accordance with GAAP, (b) any statutory, common law or contractual workers’, carriers’ and mechanics’, warehouseman’s, landlord’s, repairers’ and other similar or like Liens incurred in the Ordinary Course of Business relating to obligations as to which there is no default on the part of the Company or the Subsidiaries, or which are not yet due and payable, or which are being contested in good faith, for which adequate reserves have been established and maintained on the Balance Sheet in accordance with GAAP, (c) applicable zoning or building ordinances, entitlement, conservation restriction, declarations, easements or rights of way, and other land use and environmental regulations, in each case, promulgated by Governmental Entities or established by utility providers, (d) with respect to the Company Property, other easements, imperfections or irregularities of title, which do not materially detract from the value or materially interfere with the present or proposed use of the property, and (e) any and all Liens encumbering the underlying fee interest of the Leased Company Property and all matters set forth in the leases for the Leased Company Property.
“Permitted Setoff Event” means (a) any claim for indemnification initially asserted by the Buyer or any other Buyer Indemnified Party prior to the 15 month anniversary of the Closing Date and (b) any claim for indemnification initially asserted by the Buyer or any other Buyer Indemnified Party at any time and with respect to which (i) a court of competent jurisdiction has issued a judgment in favor of the Buyer or such other Buyer Indemnified Party or (ii) a settlement has been finalized or liability has been agreed to, in each case, in writing between the Buyer and the Seller.
“Person” means an individual, a corporation, a partnership, a limited liability company, a trust, an unincorporated association, a Governmental Entity or any agency, instrumentality or political subdivision of a Governmental Entity, or any other entity or body.
“Pre-Closing Covenant” means a covenant or other agreement set forth in this Agreement that by its nature is required to be performed by or prior to the Closing.
“Purchase Price” is defined in Section 2.2(b).
“Quarterly Report” is defined in Section 2.7(c).
“Related Party Agreements” is defined in Section 8.9.
“Related Persons” is defined in Section 3.21.
“Restricted Area” is defined in Section 8.6(a)(iv).
“Restricted Business” is defined in Section 8.6(a)(iv).
“Restricted Party” and “Restricted Parties” are defined in Section 8.6(a).
“Restricted Period” is defined in Section 8.6(a).
“Sale Transaction” is defined in Section 8.7.

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“Sample Net Working Capital” means the illustrative calculation of Net Working Capital as of the Balance Sheet Date set forth on Exhibit C hereto, together with a description of the Company Accounting Principles used in determining such calculation.
“Sanctions” is defined in Section 3.25(a).
“Seller” is defined in the Preamble.
“Seller Calculation” is defined in Section 2.6(b).
“Seller Documents” is defined in Section 4.2.
“Seller Fundamental Representations” means representations and warranties set forth in Sections 4.1 (Organization and Good Standing), 4.2 (Authorization of Agreement), 4.3(a)(i) (Conflicts), 4.4 (Ownership and Transfer of Equity Interests) and 4.6 (Financial Advisors) and Sections 3.1, 3.2, 3.3(a)(i), 3.4 and 3.5 of the Conwed NV Purchase Agreement.
“Seller Indemnified Parties” means the Seller and its Affiliates and its and their respective managers, officers, employees, members, agents, attorneys, representatives, successors and permitted assigns.
“Seller Material Adverse Effect” means any event, change, development, effect or occurrence, that, individually or in the aggregate with all other events, changes, developments, effects and occurrences, has had, or would reasonably be expected to have a material adverse effect on the ability of the Seller to consummate the Transactions, in each case, other than any such effect or change resulting from or arising in connection with (a) general economic or industry-wide conditions or (b) acts of terrorism or military action or the threat thereof which do not disproportionately affect the Seller and its Subsidiaries.
“Seller Released Parties” is defined in Section 8.10.
“Seller Transaction Expenses” means all out-of-pocket expenses (other than Transaction Bonus Amounts) incurred by the Company or the Subsidiaries in connection with the Transactions to the extent not paid prior to the Closing.
“Settlement Accountants” is defined in Section 2.6(c).
“Software” means any and all (a) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, and (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, and whether maintained on site, through a third party, or remotely operated or otherwise.
“Specified Annual Bonus Amount” means, with respect to any Assumed Employee, (a) the amount set forth opposite such person’s name on Schedule 1.1(a) (which shall be the bonus that would be payable to such Assumed Employee for all of fiscal year 2016 under the 2016 Incentive Program or 2016 Hourly Incentive Program, as applicable), as such schedule may be updated prior to the Closing in accordance with Section 7.6(a)(i), plus (b) the employer portion of any Taxes associated with the payments contemplated pursuant to the foregoing clause (a).

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“Specified Business Contact” means any Person that has, or at any time during the 12-month period prior to the Closing had, a business relationship with the Company or any of its Subsidiaries (or to whom any Acquired Company or any Affiliate of an Acquired Company had made a material new business proposal during such period relating to services or products to be provided by an Acquired Company).
“Specified Matters” means those matters set forth on Schedule 1.1(b).
“Specified Representations” means representations and warranties set forth in Section 3.9 (Taxes).
“Straddle Periods” is defined in Section 8.5(b).
“Sub-Basket” means an amount equal to Thirty-Five Thousand Dollars ($35,000).
“Subsidiary” means a corporation or other entity of which fifty percent (50%) or more of the voting power or value of the equity securities or equity interests is owned, directly or indirectly, by the Company; provided, however, that Conwed NV shall be deemed to be a Subsidiary of the Company through the Closing.
“Target Working Capital” means $28,574,000.
“Tax” or “Taxes” means (a) any and all federal, state, local, or foreign net or gross income, gross receipts, net proceeds, sales, use, ad valorem, value added, franchise, bank shares, withholding, payroll, employment, excise, property, deed, stamp, alternative or add-on minimum, environmental, profits, windfall profits, transaction, license, lease, service, service use, occupation, severance, energy, unemployment, social security, foreign social schemes, workers’ compensation, capital, premium, and other taxes, or similar assessments, duties, fees, or levies; (b) all interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing Authority in connection with any item described in clause (a); and (c) any Liability for the payment of amounts determined by reference to amounts described in clause (a) as a result of Returns on a combined, consolidated or unitary basis, as a result of any obligation under any agreement or arrangement (including any Tax Sharing Arrangement but excluding any customary agreement or arrangement entered into in the ordinary course of business the primary purpose of which was not the sharing of Taxes), or as a result of being a transferee or successor or otherwise.
“Tax Returns” means any return, declaration, report, information return or statement required to be supplied to a Governmental Entity in connection with the assessment, determination or collection of Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Tax Sharing Arrangement” means any written agreement or arrangement providing for the allocation or payment of Tax liabilities or payment for Tax benefits between or among members of any group of corporations filing Tax Returns that files, will file, or has filed Tax Returns on a combined, consolidated or unitary basis.
“Taxing Authority” means the IRS and any other Governmental Entity responsible for the administration of any Tax.
“Technology” means, collectively, all trade secrets, information, designs, formulae, algorithms, procedures, methods, concepts, techniques, ideas, know-how, research and development, technical data, models, programs, subroutines, tools, materials, specifications, processes, inventions (whether patentable or

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unpatentable and whether or not reduced to practice), customer lists, supplier lists, business plans, apparatus, creations, improvements, works of authorship and other similar materials, and all recordings, graphs, drawings, reports, analyses, and other writings, and other tangible embodiments of the foregoing, in any form whether or not specifically listed herein, and all related technology.
“Transaction” is defined in the recitals to this Agreement.
“Transaction Bonus Amount” means (a) the aggregate amount payable by the Acquired Companies to any director, manager, officer or employee of any Acquired Company in connection with the execution or performance of this Agreement or the consummation of the Transactions, plus (b) the employer portion of any Taxes associated with the payments contemplated pursuant to the foregoing clause (a).
“Transaction Documents” means this Agreement, the Employment Agreements, the Conwed NV Purchase Agreement, the Seller Documents, the Company Documents and the Buyer Documents.
“U.S. Subsidiaries” means Conwed Plastics Acquisition Company LLC, Conwed Plastics Acquisition II LLC, Conwed Plastics Acquisition III LLC and Filtrexx.
“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988.
“Working Capital” means, without duplication, as of a particular date, an amount equal to the sum of (a) Current Assets minus (b) Current Liabilities, in each case, determined in accordance with GAAP applied in a manner consistent with that used in the preparation of Audited Financial Statements (except as otherwise set forth in the footnotes thereto or in the Company Accounting Principles), in each case, as of such date.
ARTICLE II
PURCHASE AND SALE
2.1    Purchase of Equity Interests.
(a)    In accordance with and subject to the terms and conditions of this Agreement and the Conwed NV Purchase Agreement, the Buyer agrees to purchase, or cause its designee or designees to purchase, from the Company and Leucadia, and the Company and Leucadia agree to sell to the Buyer or its designee or designees, all of the outstanding Equity Interests of Conwed NV, free and clear of any Liens other than transfer restrictions under applicable securities Laws, for the Conwed NV Enterprise Value (the “Conwed NV Acquisition”).
(b)    Immediately following the Conwed NV Acquisition, in accordance with and subject to the terms and conditions of this Agreement, the Buyer agrees to purchase from the Seller, and the Seller agrees to sell to the Buyer, all of the Equity Interests of the Company, free and clear of any Liens other than transfer restrictions under applicable securities Laws, for the consideration specified in this Article II (the “Conwed US Acquisition”).
2.2    Aggregate Consideration; Purchase Price Calculation.
(a)    The purchase price to be paid by the Buyer or its designee or designees as consideration for the Conwed NV Acquisition shall be the Conwed NV Enterprise Value, and the proceeds

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received by the Company in respect of the Conwed NV Acquisition shall be immediately distributed by the Company to the Seller.
(b)    The purchase price to be paid by the Buyer as consideration for the Conwed US Acquisition shall be the Conwed US Enterprise Value plus or minus, as applicable, (i) the amount, if any, by which the Final Working Capital differs from the Target Working Capital, plus (ii) the Final Cash and plus (iii) the Earn-Out Payment, if any, that becomes payable pursuant to Section 2.7 (such aggregate amount, the “Purchase Price”).
(c)    The amount to be paid by the Buyer at the Closing for the Conwed US Acquisition shall be an amount equal to the Conwed US Enterprise Value plus or minus, as applicable, (i) the amount, if any, by which the Estimated Working Capital differs from the Target Working Capital and plus (ii) the Estimated Cash (the “Closing Payment Amount”).
2.3    The Closings.
(a)    The closing of the Conwed NV Acquisition (the “Conwed NV Acquisition Closing”) shall take place immediately prior to the closing of the Conwed US Acquisition (the “Closing”), which shall take place at the offices of Morgan, Lewis & Bockius LLP, 101 Park Avenue, New York, NY 10178-0060 or remotely via the exchange of documents and signatures by email, facsimile or other methods, commencing at 10:00 a.m. Eastern time on the third Business Day following the date upon which all conditions to the obligations of the Parties to consummate the Transactions (other than the occurrence of the Conwed NV Acquisition Closing or conditions with respect to actions the respective Parties will take at the Closing itself, subject to the satisfaction or waiver of such conditions) have been satisfied or waived or such other place and date as the Buyer and the Seller may mutually determine); provided, that the Closing shall occur no earlier than January 9, 2017 or on such other date as is mutually agreeable to the Buyer and the Seller. The date and time of the Closing are referred to herein as the “Closing Date.” For the purposes of calculating the Estimated Working Capital, the Final Working Capital, the Estimated Cash and the Final Cash, the Closing shall be deemed effective as of 11:59 p.m. Eastern Time on the Closing Date (the “Effective Time”).
(b)    Closing Deliveries of the Seller. At or prior to the Closing, the Seller will execute and/or deliver, or cause to be executed and/or delivered, as applicable, to the Buyer:
(i)    an equity interest assignment agreement, in substantially the form attached hereto as Exhibit E, providing for the conveyance to Buyer of good, valid and marketable title to the Equity Interests of the Company, free and clear of all Liens other than restrictions on transfer under state and federal securities Laws;
(ii)    the Conwed NV Purchase Agreement, duly executed by the Company and Leucadia;
(iii)    a certificate dated as of the Closing Date, duly executed on behalf of the Company by the President of the Company, certifying that the conditions relating to the Company set forth in Sections 9.2(a) and 9.2(b) have been satisfied and in substantially the form attached hereto as Exhibit G;

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(iv)    a certificate dated as of the Closing Date, duly executed on behalf of the Seller by the President of the Seller, certifying that the conditions relating to the Seller set forth in Sections 9.2(c) and 9.2(d) have been satisfied and in substantially the form attached hereto as Exhibit H;
(v)    letters of resignation, substantially in the form attached hereto as Exhibit I and effective as of the Closing, duly executed by all of members of the boards of managers or similar governing body, as applicable, of the Acquired Companies, resigning from such boards effective at or prior to the Closing;
(vi)    an affidavit, under penalty of perjury, from the sole shareholder of the Seller that the sole shareholder is the transferor of the Equity Interests of the Company for purposes of Treasury Regulations Section §1.1445-2 and that it is not a “foreign person” within the meaning of Code §1445 and the Treasury Regulations thereunder;
(vii)    for each Acquired Company, a copy of the certificate of formation, articles of incorporation or other equivalent Organizational Document of such Person, certified within 10 Business Days prior to the Closing Date (or such earlier date acceptable to the Buyer) by the secretary of state (or other applicable authority) of the jurisdiction of formation of such Person;
(viii)    a certificate dated as of the Closing Date, duly executed on behalf of the Seller by the Secretary of the Seller, (A) attaching and certifying as to the resolutions of (x) the board of directors or equivalent governing body of the Seller and (y) the sole shareholder of the Seller, in each case, authorizing the execution and performance of this Agreement and any other Transaction Documents to be executed by the Seller and the transactions contemplated hereby and thereby; (B) certifying as to no amendments to those Organizational Documents delivered to the Buyer pursuant to Section 2.3(b)(vii) since the respective dates of the certified copies delivered to the Buyer pursuant to Section 2.3(b)(vii); and (C) certifying to all other Organizational Documents of the Company and each Subsidiary as in effect on the Closing Date; and
(ix)    for each Acquired Company, a certificate of good standing (or equivalent certificate issued in the applicable jurisdiction) of such Person issued within five Business Days prior to the Closing Date (or such earlier date acceptable to the Buyer) by the secretary of state (or other applicable authority) of the jurisdiction of formation of such Person.
(c)    Closing Deliveries of Buyer. At or prior to the Closing, and in addition to payment of the Closing Payment Amount, the Buyer will execute and deliver, or cause to be executed and delivered, to the Seller
(i)    a certificate, duly executed by an authorized officer of the Buyer, certifying that the conditions relating to the Buyer set forth in Sections 9.3(a) and 9.3(b) have been satisfied; and
(ii)    the Conwed NV Purchase Agreement, duly executed by the Buyer or its designee or designees.

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2.4    Cash Payments at the Closing. At the Closing, the Buyer shall pay, by wire transfer of immediately available funds to an account identified by the Seller at least two Business Days prior to the Closing, an amount equal to the Closing Payment Amount.
2.5    Estimated Purchase Price. No later than four Business Days prior to the Closing Date, the Seller shall cause to be prepared and delivered to the Buyer a good-faith estimate (“Estimated Price Calculation Statement”) of (a) the Working Capital as of the Effective Time (the “Estimated Working Capital”) and (b) the amount of Cash as of the Effective Time (the “Estimated Cash”), in each case, together with such schedule(s) and data with respect to the determination of the Estimated Working Capital and Estimated Cash as the Seller reasonably determines may be appropriate. The calculations of the Estimated Working Capital and Estimated Cash delivered pursuant to this Section 2.5 shall be in the form of the Closing Statement and shall be calculated in accordance with the Sample Net Working Capital and GAAP (except as otherwise set forth in the Company Accounting Principles). From and after delivery of the Estimated Price Calculation Statement until the Closing Date, in connection with the Buyer’s review of the Estimated Price Calculation Statement, the Seller and the Company shall cooperate reasonably with the Buyer and (to the extent requested by Buyer) provide Buyer with reasonable access to Seller’s and the Company’s working papers, trial balances and similar materials relating to the preparation of the Estimated Price Calculation Statement. If prior to the Closing Date, the Buyer shall object in writing to the amount of any estimate set forth in the Estimated Price Calculation Statement, and, if the Seller shall agree with the objection, then the Seller shall change the applicable estimate and notify the Buyer thereof on or prior to the Closing Date in which event the Estimated Price Calculation Statement shall be deemed amended to reflect such change. If, on the other hand, prior to the Closing Date, the Buyer shall object in writing to the amount of any estimate set forth in the Estimated Price Calculation Statement, and, if the Seller shall disagree with the objection, then the Buyer shall pay the amounts set forth in the Estimated Price Calculation Statement at Closing. Any unresolved items relating to the Estimated Price Calculation Statement shall be resolved as part of the post-Closing adjustment process pursuant to Section 2.6.
2.6    Post-Closing Adjustment to Aggregate Consideration.
(a)    The Buyer shall prepare or cause to be prepared and, as soon as practical but in no event later than 90 days after the Closing Date, shall deliver to the Seller, a good-faith calculation (the “Buyer Calculation”) of (i) the Working Capital of the Company as of the Effective Time (the “Closing Working Capital”) and (ii) the amount of Cash as of the Effective Time (the “Closing Cash”), in each case, together with such schedules and data with respect to the determination of the Closing Working Capital and Closing Cash as it reasonably determines may be appropriate to support such Buyer Calculation. The Buyer Calculation with respect to the Closing Working Capital and Closing Cash shall be in the form of the Closing Statement and shall be calculated in accordance with the Sample Net Working Capital and GAAP (except as otherwise set forth in the Company Accounting Principles).
(b)    Within 45 days after delivery to the Seller of the Buyer Calculation, the Seller shall deliver to the Buyer a written notice either (i) advising the Buyer that the Seller agrees with and accepts the Buyer Calculation, which shall then become the final determination of the Closing Working Capital and Closing Cash (which shall not be subject to further review, challenge or adjustment, absent intentional and knowing fraud) for purposes of this Section 2.6, or (ii) setting forth a reasonably detailed explanation of those items in the Buyer Calculation that the Seller disputes and a statement, with reasonable detail as to the disputed

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matters, of what the Seller believes is the correct calculation of Closing Working Capital and Closing Cash (the “Seller Calculation”), which shall be in the form of the Closing Statement and shall be calculated in accordance with the Sample Net Working Capital and GAAP (except as otherwise set forth in the Company Accounting Principles). The only disputes that the Seller may include are disputes that (A) the Buyer Calculation was not calculated in accordance with the terms of this Agreement (including with respect to the Company Accounting Principles and the Sample Net Working Capital) or that (B) the Buyer Calculation includes mathematical errors. All items not disputed by the Seller will become final and binding upon delivery of the Seller Calculation for purposes of this Section 2.6. If the Seller fails to provide notice either accepting or disputing the Buyer Calculation within the 45 day timeframe, the Buyer Calculation will become final and binding on the Parties in all respects for purposes of this Section 2.6. The Seller and the accountants engaged by the Seller, if any, shall be entitled to review the Company’s working papers, trial balances and similar materials (including accountant work papers following Seller’s execution of a customary non-reliance letter) relating to the preparation of the Buyer Calculation. The Company shall also provide the Seller and its accountants with (1) the assistance of the Company’s personnel and (2) timely access, during the Company’s normal business hours, to the Company’s personnel, properties, books and records for purposes of the Seller’s review of the Buyer Calculation, such access to be provided without charge to the Seller. In no case shall the Buyer be required to afford the Seller or any of its representatives access to the Company or its personnel or books and records in a manner that unreasonably interferes with the Company’s business or operations.
(c)    In the event that the Seller and the Buyer are unable to resolve any disputes regarding the Closing Working Capital and Closing Cash within 45 days after the date the Buyer receives the Seller Calculation, then such disputes shall be referred to Duff & Phelps, LLC or, to the extent the Buyer or the Seller has determined that a conflict of interest exists, any other nationally-recognized accounting or valuation firm selected by mutual agreement of the Buyer and the Seller (the “Settlement Accountants”). The Seller and the Buyer shall instruct the Settlement Accountants to reach a determination as to the disputed matters not more than 45 days after such referral. Within 15 Business Days following such referral, the Buyer and the Seller shall submit to the Settlement Accountants (and the other Party) documentary materials and analyses that the Buyer or the Seller, as the case may be, believes support its respective position relating to the disputed matters set forth in the Buyer Calculation or Seller Calculation, but excluding any work papers of independent certified public accountants. The determination of the Settlement Accountants shall be final and binding for purposes of this Section 2.6 and shall not be subject to further review, challenge or adjustment, absent intentional and knowing fraud or a scrivener’s or mechanical error. Nothing herein, however, shall be construed to authorize or permit the Settlement Accountants to resolve any dispute by making an adjustment to the Closing Working Capital and Closing Cash, as applicable, that is outside of the issues or the range defined by the Buyer Calculation and the Seller Calculation. In the event the Settlement Accountant agrees entirely with either the Buyer Calculation or the Seller Calculation, then the non-prevailing party shall be responsible for all of the fees and expenses of the Settlement Accountant (and in such case the non-prevailing promptly shall promptly (i) pay to the Settlement Accountant all such fees and expenses then due and owing and (ii) if applicable, reimburse the prevailing party for any portion of such fees and expenses already paid by the prevailing party); otherwise, the fees and expenses of the Settlement Account shall be split proportionally, as determined by the Settlement Accountant, between the Buyer and the Seller based on the difference (when compared to each other) between each Party’s calculation and the final resolution by the Settlement Accountant (and each party shall promptly pay to the Settlement Accountant such Party’s proportionate share of such fees and expenses then due and owing). The date on which the Final Working Capital and Final Cash are agreed or finally determined is referred to as the “Determination Date”.

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(d)    No later than five Business Days after the Determination Date, the Seller or the Buyer, as the case may be, shall make the following payments to the applicable Person via wire transfer of immediately available funds to the account or accounts designated in writing by the Person entitled to receive such payment:
(i)    (A) if the Final Working Capital is greater than the Estimated Working Capital, then the Buyer shall, or shall cause the Company to, deliver to the Seller an amount equal to the difference and (B) if the Estimated Working Capital is greater than the Final Working Capital, then the Seller shall deliver to the Buyer an amount equal to the difference; and
(ii)    (A) if the Final Cash is greater than the Estimated Cash, then the Buyer shall, or shall cause the Company to, deliver to the Seller an amount equal to the difference and (B) if the Estimated Cash is greater than the Final Cash, then the Seller shall deliver to the Buyer an amount equal to the difference.
2.7    Earn-Out.
(a)    Earn-Out Payment. In addition to the Purchase Price, if in any Earn-Out Period Filtrexx EBITDA equals or exceeds $5,000,000, the Buyer shall pay to the Seller an amount equal to the product of (i) 0.4, multiplied by (ii) the Filtrexx EBITDA achieved during such Earn-Out Period (the “Earn-Out Payment”); provided, that the maximum aggregate amount of all Earn-Out Payments that the Buyer shall be obligated to pay shall be $40,000,000. If, in any Earn-Out Period, Filtrexx EBITDA is less than $5,000,000, then no Earn-Out Payment shall be payable with respect to such Earn-Out Period.
(b)    Timing of Payment.
(i)    Earn-Out Statement. During the Earn-Out Period, the Buyer shall maintain separate books and records with respect to its operation of Filtrexx, consistent with Filtrexx’s past practice, sufficient to enable the parties to accurately determine Filtrexx EBITDA for purposes of the calculation of the Earn-Out Payment. Within 60 days following the end of each Earn-Out Period, the Buyer shall prepare and deliver to the Seller a statement (the “Earn-Out Statement”) setting forth the Buyer’s determination and calculation of Filtrexx EBITDA during the Earn-Out Period and the potential Earn-Out Payment to the Seller, if any (the “Earn-Out Calculation”). The Earn-Out Calculation shall be calculated in accordance with GAAP and prepared on a basis consistent with the calculation of Filtrexx EBITDA set forth on Exhibit D.
(ii)    Earn-Out Objection Statement. The Buyer shall afford the Seller and its representatives reasonable access during normal business hours to (A) the Company’s books, records and other documents (including work papers, schedules, financial statements and memoranda) relating to or used in connection with the Buyer’s preparation and calculation of such Earn-Out Statement and (B) the Company’s accountants and employees and shall cause such Persons to cooperate with the inquiries of the Seller and its representatives, in each case, for the purpose of verifying such Earn-Out Statement; provided, that the Seller and its representatives, as applicable, execute and deliver customary non-reliance letters at the request of the Buyer’s and the Company’s accountants. The Buyer will not charge the Seller or its representatives for such access. Within 45 days following receipt of an Earn-Out Statement, the Seller may deliver written notice (the “Earn-Out Objection Statement”) to the Buyer of any disagreement that the Seller may have as to such Earn-Out Statement. Such Earn-Out Objection Statement shall set forth in reasonable detail each disputed

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item (each, an “Disputed Earn-Out Item”), the amount disputed and the Seller’s basis for such disagreement, together with supporting calculations and the Seller’s position as to the proper calculation of the Disputed Earn-Out Items, and the Seller shall be deemed to have agreed with all other items contained in the Earn-Out Statement and the calculations of the items set forth therein. The failure of the Seller to deliver such Earn-Out Objection Statement during such 45 day time period will constitute the Seller’s acceptance of the Earn-Out Statement as determined by the Buyer and the amounts and calculations set forth therein shall be deemed to be final and binding upon the Parties.
(iii)    Resolution of Dispute. If the Buyer and the Seller are unable to resolve any disagreement as to any Disputed Earn-Out Item within 45 days following the Buyer’s receipt of an Earn-Out Objection Statement, then the amounts in dispute will be referred to the Settlement Accountant. The Seller and the Buyer shall instruct the Settlement Accountant to reach a determination as to the disputed matters not more than 45 days after such referral. Within 15 Business Days following such referral, the Buyer and the Seller shall submit to the Settlement Accountant (and the other Party) documentary materials and analyses that the Buyer or the Seller, as the case may be, believes support its respective position relating to the Disputed Earn-Out Items. The determination of the Settlement Accountant shall be final and binding for purposes of this Section 2.7 and shall not be subject to further review, challenge or adjustment, absent intentional and knowing fraud. Nothing herein, however, shall be construed to authorize or permit the Settlement Accountant to resolve any dispute by making an adjustment to an Earn-Out Payment that is outside of the issues or range proposed by the Buyer and the Seller. In the event the Settlement Accountant agrees entirely with either the Buyer or the Seller, then the nonprevailing party shall be responsible for all of the fees and expenses of the Settlement Accountant (and in such case the nonprevailing promptly shall promptly (A) pay to the Settlement Accountant all such fees and expenses then due and owing and (B) if applicable, reimburse the prevailing party for any portion of such fees and expenses already paid by the prevailing party); otherwise, fees and expenses of the Settlement Accountant shall be split proportionally, as determined by the Settlement Accountant, between the Buyer and the Seller based on the difference (when compared to each other) between each Party’s calculation and the final resolution by the Settlement Accountant (and each party shall promptly pay to the Settlement Accountant such party’s proportionate share of such fees and expenses then due and owing). The term “Final Earn-Out Statement,” as used in this Agreement, shall mean a definitive Earn-Out Statement accepted (or deemed accepted) by the Seller or agreed to by the Seller and the Buyer in accordance with Section 2.7(b)(ii) or a definitive Earn-Out Statement resulting from the determinations made by the Settlement Accountant in accordance with this Section 2.7(b)(iii) (in addition to those items theretofore accepted by the Seller or agreed to by the Seller and the Buyer).
(iv)    Payment of Earn-Out Payment. Subject to Section 11.11, the Buyer shall pay the Earn-Out Payment (if any) by wire transfer of immediately available funds in U.S. dollars to such account designated by the Seller within five Business Days after the Final Earn-Out Statement is accepted or finally determined pursuant to Section 2.7(b)(iii).
(c)    Earn-Out Covenants. During each Earn-Out Period, the Buyer shall (i) operate Filtrexx and its business in good faith; (ii) not knowingly and intentionally take any action with respect to such operations, one of the purposes of which is to negatively prejudice the Seller’s ability to achieve the Earn-Out Payment, it being understood that the Buyer’s mere recognition that a given action may prejudice the Seller’s ability to achieve the Earn-Out Payment shall not constitute having a “purpose” to do so; and (iii) not cause Filtrexx to enter into any transactions with any Subsidiaries or Affiliates of the Buyer (including the Company)

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other than on an arm’s-length basis. Within 30 days following each three-month period during the Earn-Out Period, the Buyer shall deliver to the Seller a statement showing (A) the applicable Filtrexx EBITDA calculations for such period, which shall include supporting detail for such calculations, and (B) the amount of the projected Earn-Out Payment calculated using Filtrexx EBITDA achieved as of such date (each, a “Quarterly Report”).
(d)    Acceleration of Earn-Out Payment. Without limiting the Seller’s other rights that it may have under this Agreement, at Law or in equity, if any of the following events (each, an “Earn-Out Acceleration Event”) occur during any Earn-Out Period, then one hundred percent (100%) of the maximum Earn-Out Payment shall be deemed to be earned in full, without further action of the Parties, and the Buyer shall notify the Seller at least 10 Business Days prior to the occurrence of any of the following events and, subject to Section 11.11, shall pay such Earn-Out Payment by wire transfer of immediately available funds in U.S. dollars to such account designated by the Seller:
(i)    the Buyer dissolves or liquidates Filtrexx or sells, transfers, exchanges, leases or otherwise disposes of, in a single transaction or a series of related transactions, all or substantially all of the assets of Filtrexx, except that the Earn-Out Payment will not be accelerated in the case of a sale, transfer, exchange, lease or other disposition in a single transaction or series of related transactions, to an Affiliate of the Buyer or a third party acquirer of all or substantially all of the assets of Filtrexx so long as the Affiliate or third party acquirer, as applicable, shall (A) agree to, during the remainder of the Earn-Out Period, maintain and carry on the business conducted by Filtrexx prior to such sale or transfer with respect to such assets acquired as if such Affiliate or third party acquirer had acquired all of the outstanding stock of Filtrexx and (B) assume in writing all of the Buyer’s obligations under this Section 2.7 such that the terms of this Section 2.7 shall apply mutatis mutandis to such Affiliate or third party acquirer, as applicable, to the same extent as they apply to the Buyer; provided, that the Buyer shall remain fully responsible for all of its Affiliate’s obligations under this Section 2.7;
(ii)    Filtrexx consummates a merger or consolidation into or with any other Person, or the Buyer consummates a sale, exchange or other disposition of the Equity Interests of Filtrexx, or other similar transaction, in a single transaction or a series of related transactions, in each case, such that the Buyer no longer owns, directly or indirectly, all of the outstanding Equity Interests of Filtrexx following such transaction or series of related transactions, except that the Earn-Out Payment will not be accelerated in the case of a sale, transfer, exchange, lease or other disposition in a single transaction or series of related transactions to, or a merger or consolidation with, an Affiliate of the Buyer or a third party acquirer of Filtrexx so long as the Affiliate or third party acquirer, as applicable shall assume in writing all of the Buyer’s obligations under this Section 2.7 such that the terms of this Section 2.7 shall apply mutatis mutandis to such Affiliate or third party acquirer, as applicable, to the same extent as they apply to the Buyer; provided, further, that the Buyer shall remain fully responsible for all of its Affiliate’s obligations under this Section 2.7.
(iii)    For the avoidance of doubt, a merger, consolidation, sale, exchange or other disposition of the Buyer or the equity interests of the Buyer, as applicable, or a transfer, lease or other disposition of all or substantially all of the assets of the Buyer shall be deemed not to be an Earn-Out Acceleration Event.

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2.8    Tax Treatment and Allocation. The Parties agree that for federal Tax purposes this Transaction is treated as a sale of the assets held by the Company and the U.S. Subsidiaries (not including the Equity Interests of Conwed NV, which are being separately sold pursuant to the Conwed NV Purchase Agreement). The Parties agree that the Purchase Price, including any debt or obligations that are properly included in the Purchase Price for Tax purposes, shall be allocated among the assets of the Company and the U.S. Subsidiaries in accordance with the requirements of Section 1060 of the Code. No later than 90 days following the Closing, the Buyer shall propose to the Seller the allocation provided for in the preceding sentence, and if the Buyer and the Seller are able to agree upon such allocation, or any revisions thereto, the Buyer and the Seller shall reflect the agreed-upon allocation for all applicable Tax purposes, including for purposes of IRS Form 8594.  If the Buyer and the Seller are unable to agree upon such allocation, the Buyer and the Seller shall each be permitted to independently determine the allocation to be used by such Party for applicable Tax purposes.
2.9    Tax Withholding. The Buyer shall be entitled to deduct and withhold from any consideration payable to the Seller under this Agreement such amounts as are required to be deducted or withheld therefrom or in connection therewith under the Code or any provision of Law relating to Taxes, as determined by the Buyer and all such withheld amounts shall be remitted to the applicable Taxing Authorities promptly following the date of payment. In any case where withholding or deduction is required, the Buyer shall use reasonable efforts to provide notice to the Seller at least 15 days prior to withholding (or, if later, promptly after the Buyer becomes aware of its obligation to withhold) any amount pursuant to this Section 2.9 (other than in respect of any payroll taxes), and the Parties shall use reasonable efforts to reduce or avoid such withholding where possible. Despite having amounts so withheld, the Seller shall be treated as though it had received the full amounts to which it is otherwise entitled.
ARTICLE III
REPRESENTATIONS AND WARRANTIES ABOUT THE COMPANY AND THE SUBSIDIARIES
The Seller and the Company hereby represent and warrant to the Buyer that, except as set forth in the disclosure schedules of the Seller and the Company accompanying this Agreement (collectively, the “Company Disclosure Schedule”) (subject to all of the limitations and qualifications set forth in the introductory language thereto):
3.1    Organization and Good Standing. The Company is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite entity power and authority to own, lease and operate its properties and to carry on the Business as now conducted. The Company is duly qualified or authorized to do business as a foreign entity and is in good standing, in all material respects, as a foreign entity under the laws of each jurisdiction in which it leases real property and each other jurisdiction in which the conduct of the Business or the ownership of its properties requires such qualification or authorization. The Seller has made available to the Buyer accurate and complete copies of the Organizational Documents of the Company and the Subsidiaries. True and correct copies of the equity records and minute books of the Company have been made available to the Buyer.
3.2    Authorization of Agreement. The Company has all requisite entity power and authority to execute and deliver this Agreement and each other agreement, document, or instrument or certificate contemplated by this Agreement or to be executed by the Company in connection with the consummation of

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the transactions contemplated hereby and thereby (the “Company Documents”), and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Company Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of the Company. This Agreement has been, and each of the Company Documents will be at or prior to the Closing, duly and validly executed and delivered by the Company, and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each of the Company Documents will, when so executed and delivered, constitute, the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).
3.3    Conflicts; Consents of Third Parties.
(a)    None of the execution and delivery by the Company of this Agreement or the Company Documents, the consummation of the transactions contemplated hereby or thereby, or compliance the Company with any of the provisions hereof or thereof, will (i) conflict with or violate the Organizational Documents of the Company or any Subsidiary; (ii) result in any violation in any material respect of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of obligations under any provision of, or result in the creation of any Lien on any property or asset of the Company or any Subsidiary, or the loss of any material right of the Company or any Subsidiary pursuant to or under any material Contract, or material Permit to which the Company or any Subsidiary is a party or by which any of the properties or assets of the Company or any Subsidiary are bound; (iii) conflict with or violate, in any material respect, any Order applicable to the Company or any Subsidiary or by which any of the properties or assets of the Company or any Subsidiary are bound; or (iv) conflict with or violate, in any material respect, any applicable Law.
(b)    Except as set forth on Schedule 3.3(b), no consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Entity is required on the part of the Company or any Subsidiary in connection with the execution and delivery of this Agreement or the Company Documents or the compliance by the Company with any of the provisions hereof or thereof, or the consummation of the transactions contemplated hereby or thereby, except for (i) compliance with the applicable requirements of the HSR Act or Other Antitrust Law, if any, or (ii) such consents, waivers, approvals, Orders, Permits or authorizations from a Person other than a Governmental Entity the failure of which to obtain would not be material to the Company and the Subsidiaries, taken as a whole.
3.4    Capitalization.
(a)    All of the issued and outstanding Equity Interests of the Company have been issued to and are held by Seller, free and clear of all Liens other than restrictions on transfer under state and federal securities Laws. All of the issued and outstanding Equity Interests of the Company were duly authorized for issuance and are validly issued, fully paid and non-assessable.
(b)    The Company has not granted any options, warrants, calls, rights or Contracts of any character relating to the issued and outstanding Equity Interests of any Acquired Companies, and there are no

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securities of any Acquired Companies outstanding requiring, or which upon conversion or exchange would require, the issuance of any Equity Interests of the Company or any Subsidiary, as applicable, or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase Equity Interests of the Company or any Subsidiary, as applicable. None of the Company or any Subsidiary is a party to any voting trust or other Contract with respect to the voting, redemption, sale, transfer or other disposition of the Equity Interests of the Company or any Subsidiary. There are no equity appreciation rights, phantom equity or similar rights in existence with respect to the Company or any Subsidiary.
3.5    Subsidiaries.
(a)    Schedule 3.5(a) sets forth the name of each Subsidiary of the Company, and, with respect to each such Subsidiary, the jurisdiction in which it is incorporated or organized, the jurisdictions, if any, in which it is qualified to do business, its authorized Equity Interests, the number and class of Equity Interests thereof duly issued and outstanding, the names of all equity owners and the number of Equity Interests owned by each equity owner. Each Subsidiary is a duly organized and validly existing corporation or other entity in good standing under the laws of the jurisdiction of its incorporation or organization. Each Subsidiary is duly qualified or authorized to do business as a foreign corporation or entity and is in good standing, in all material respects, under the laws of each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization. Each Subsidiary has all requisite corporate or entity power and authority to own, lease and operate its properties and carry on its business as now conducted.
(b)    The outstanding Equity Interests of each Subsidiary are validly issued, fully paid and non-assessable, and all such Equity Interests represented as being owned by the Company are owned by it free and clear of any and all Liens. No Equity Interests are held by any Subsidiary as treasury stock. There is no existing option, warrant, call, right or Contract of any character relating to the issued or unissued Equity Interests of any Subsidiary, and there are no Equity Interests of any Subsidiary outstanding requiring or which upon conversion would require, the issuance of any Equity Interests of any Subsidiary or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase Equity Interests of any Subsidiary.
3.6    Financial Statements.
(a)    The Company has made available to the Buyer copies of (i) the audited consolidated balance sheet of the Company and its Subsidiaries as at December 31, 2015 and the related audited consolidated statements of income and of cash flows of the Company and the Subsidiaries for the year then ended, and (ii) the unaudited consolidated balance sheet of the Company and the Subsidiaries as at September 30, 2016 and the related consolidated statement of income of the Company and the Subsidiaries for the nine-month period then ended (such audited and unaudited statements, including the related notes and schedules thereto, are referred to herein as the “Financial Statements”). Except as set forth on Schedule 3.6 and as set forth in the notes thereto and subject to, in the case of the unaudited financial statements, ordinary course year-end adjustments and the absence of footnote disclosure, none of which would be, individually or in the aggregate, material, each of the Financial Statements has been prepared in accordance with GAAP (except as otherwise set forth in the Company Accounting Principles) consistently applied and presents fairly in all material respects the consolidated financial position, results of operations and cash flows of the Company and

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the Subsidiaries as at the dates and for the periods indicated therein. For the purposes hereof, the unaudited consolidated balance sheet of the Company and the Subsidiaries as at September 30, 2016 is referred to as the “Balance Sheet” and September 30, 2016 is referred to as the “Balance Sheet Date.”
(b)    The Acquired Companies maintain internal accounting controls sufficient, in light of the Acquired Companies’ size, operations and industry, to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) accounts, notes and other receivables and inventory are recorded accurately.
3.7    No Undisclosed Liabilities. None of the Company or any Subsidiary has any Liabilities of a nature required to be disclosed under GAAP on a balance sheet other than (a) Liabilities reflected, reserved against or described on the Balance Sheet and (b) Liabilities incurred in the Ordinary Course of Business after the Balance Sheet Date (none of which results from any breach or default under a Contract by the Company or any of its Subsidiaries or a requirement of Law).
3.8    Absence of Certain Developments. Except as expressly contemplated by this Agreement, since the Balance Sheet Date, (a) the Acquired Companies have conducted their respective businesses only in the Ordinary Course of Business (except for the entry into this Agreement and the taking of any actions required hereby), (b) there has not been any event, change, occurrence or circumstance that has had or would reasonably be expected to have a Company Material Adverse Effect and (c) there has not been any action taken (or omitted to be taken) by any Acquired Company which, if such action were taken following the date hereof, would require the consent of the Buyer or otherwise would violate any of the provisions of Section 6.1.
3.9    Taxes.
(a)    Except as set forth on Schedule 3.9(a), each of the Company and the Subsidiaries has timely filed (or caused to be filed) all federal and other material Tax Returns required to be filed by it after giving effect to any valid extensions of time in which to make such filings. All such Tax Returns are complete and accurate in all material respects and disclose all Taxes required to be paid by or with respect to the Company and each Subsidiary for the periods covered thereby. All Taxes shown due on such returns have been paid.
(b)    Except as set forth on Schedule 3.9(b), all Taxes required to be withheld by the Company or any of the Subsidiaries have been withheld and have been (or will be) duly and timely paid to the proper Taxing Authority.
(c)    No deficiencies for any Taxes have been proposed, asserted or assessed by any Taxing Authority against the Company or any of the Subsidiaries in writing that are still pending.
(d)    No requests for waivers of the time to assess any Taxes of the Company or any of the Subsidiaries have been made that are still pending (other than pursuant to extensions of time to file Tax Returns obtained in the Ordinary Course of Business).

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(e)    There are no Tax rulings, requests for rulings, or closing agreements relating to Taxes for which the Company or any Subsidiary may be liable that could affect the Company’s or any Subsidiary’s Liability for Taxes for any taxable period ending after the Closing Date.
(f)    Except as set forth on Schedule 3.9(f), (i) no income Tax Return of the Company or the Subsidiaries is the subject of any action, suit, investigation or audit by the IRS or by any state or foreign Taxing Authority and (ii) no power of attorney has been granted by the Company or any of the Subsidiaries that is currently in force with respect to any matter relating to a material amount of Taxes.
(g)    No claim has ever been made by a Taxing Authority in a jurisdiction where the Company or any Subsidiary has never paid Taxes or filed Tax Returns asserting that the Company or such Subsidiary, respectively, is or may be subject to Taxes assessed by such jurisdiction.
(h)    Except as set forth on Schedule 3.9(h), there are no Liens for unpaid Taxes upon the assets of the Company or any of the Subsidiaries, except for Permitted Liens. Neither the Company nor any of the Subsidiaries is liable for the Taxes of any other Person as a result of any indemnification provision or other contractual obligation as a transferee, successor, or otherwise (other than customary Tax indemnifications contained in agreements the primary purpose of which does not relate to Taxes).
(i)    Neither the Company nor any Subsidiary will be required to include or accelerate the recognition of any item in income, or exclude or defer any deduction or other Tax benefit, in each case, in any taxable period (or portion thereof) after Closing, as a result of any change in method of accounting, closing agreement, intercompany transaction, instalment sale or the receipt of any prepaid amount, in each case, prior to Closing.
(j)    No election under Section 108(i) of the Code will affect any item of income, gain, loss or deduction of the Company or any Subsidiary after the Closing.
(k)    Neither the Company nor any Subsidiary has been a member of any combined, consolidated or unitary group other than the group of which it is presently a member, and neither the Company nor any Subsidiary presently has or has had any direct or indirect ownership interest in any corporation, partnership, joint venture or other entity (other than the Subsidiaries).
(l)    With respect to each transaction in which the Company or any Subsidiary has participated that is a “listed transaction” within the meaning of Treasury Regulation § 1.6011-4(b)(1), such participation has been properly disclosed on IRS Form 8886 (Reportable Transaction Disclosure Statement) and on any corresponding form required under state, local or other Law.
(m)    Except as set forth on Schedule 3.9(m), any powers of attorney granted by the Company or any Subsidiary prior to the Closing relating to Taxes will terminate and be of no effect following the Closing.
(n)    Schedule 3.9(n) sets forth the federal income tax classification of the Company and each of the Subsidiaries.

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(o)    No transaction contemplated by this Agreement is subject to withholding under Section 1445 of the Code.
(p)    No representation is made pursuant to this Section 3.9 regarding the Seller or its Affiliates (other than the Acquired Companies) or with respect to any Taxes, Tax Returns or other Tax matters of such Persons.
3.10    Real Property.
(a)    Owned Company Property. Schedule 3.10(a) contains a true, complete and correct list of all real property owned by the Company or a Subsidiary (the “Owned Company Property”), setting forth the address and owner of each parcel of real property. There are no outstanding options, repurchase rights or rights of first refusal to purchase or lease any Owned Company Property, or any portion thereof or interest therein to which the Company or a Subsidiary is a party. The Company or one of its Subsidiaries has good and marketable fee title to the Owned Company Property, free and clear of all Liens other than Permitted Liens. The Company has made available to Buyer all current title insurance policies and commitments (and underlying documents), surveys, zoning reports, property reports, estoppels, appraisals and subordination, non-disturbance and attornment agreements with respect to the Owned Company Property in the Company or one of its Subsidiaries’ direct possession.
(b)    Leased Company Property.
(i)    Schedule 3.10(b) sets forth a complete list of all real property leasehold interests of the Company or a Subsidiary (the “Leased Company Property” and together with the Owned Company Property, the “Company Property”) as lessee or lessor. Other than as set forth on Schedule 3.10(b), the Company has made available to the Buyer true and complete copies of the leases for the Leased Company Property, together with all amendments, modifications or supplements, if any, thereto.
(ii)    Each of the leases for the Leased Company Property is in full force and effect. Neither the Company nor any Subsidiary is in default under any lease for the Leased Company Property, and, to the Knowledge of the Seller, the other party to each of the leases for the Leased Company Property is not in default under any lease for the Leased Company Property. Other than as set forth on Schedule 3.10(b), there are no Contracts or other documents governing or affecting the occupancy or tenancy of any of the Leased Company Properties by the Company and the Subsidiaries. Neither the Company nor any Subsidiary has assigned, transferred or pledged any interest in the leases for the Leased Company Property.
(iii)    The Company or its applicable Subsidiary has a valid and enforceable leasehold interest under each of the leases for the Leased Company Property, subject to Permitted Liens and to applicable bankruptcy, reorganization, insolvency, moratorium, rehabilitation, liquidation, fraudulent conveyance, preferential transfer or similar Laws now or hereinafter in effect relating to or affecting creditors’ rights and remedies generally and subject, as to enforceability, to the effect of general equitable principles (regardless of whether enforcement is sought in a proceeding in equity or at law).
(c)    Company Property.

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(i)    Neither the Company nor any Subsidiary of the Company is obligated or bound pursuant to any options, obligations or rights of first refusal or contractual rights to sell, purchase or lease to or from any third party any real property.
(ii)    The Company and the Subsidiaries have all certificates of occupancy and material Permits reasonably necessary for the current use and operation of the Company Property. No default or violation, or, to the Knowledge of the Seller, event that with the lapse of time or giving of notice or both would become a default or violation, has occurred in the due observance of any such Permit.
(iii)    The Company Property constitutes all interests in real property currently used, occupied or held for use in connection with the Business or which are necessary for the continued operation of the Business as currently conducted.
3.11    Personal Property. Except as set forth on Schedule 3.11, the Company or its Subsidiaries owns and has good title to, or a valid leasehold interest in, all material items of tangible personal property that are shown on the Financial Statements, or acquired after the date thereof, in each case free and clear of all Liens other than Permitted Liens.
3.12    Intellectual Property.
(a)    List of Intellectual Property. Schedule 3.12(a) contains a complete and accurate list of all Patents, registered Marks and registered Copyrights owned by the Company or any Subsidiary as of the date hereof. Neither the Company nor any Subsidiary owns any material Software. All registration, renewal and maintenance fees and taxes due and payable on or before the Closing Date in respect of each of the applications and registrations listed on Schedule 3.12(a) have been paid. Schedule 3.12(a) identifies any registration, renewal and maintenance fees and taxes due and payable within 90 days after the date hereof. To the Knowledge of the Seller, all Intellectual Property listed on Schedule 3.12(a) is valid and enforceable (if issued or registered) and has not been abandoned unless such applications and/or registrations are indicated in Schedule 3.12(a) to be canceled, abandoned, transferred, proposed, withdrawn, dead or expired. The Company and the Subsidiaries own all right, title and interest in and to the Intellectual Property required to be listed on Schedule 3.12(a) free and clear of all Liens other than Permitted Liens and those Liens listed on Schedule 3.12(a). The Company and the Subsidiaries have the sole and exclusive right to enforce and bring actions for infringement, misappropriation, dilution or violation of all Intellectual Property required to be listed on Schedule 3.12(a).
(b)    Licenses. Schedule 3.12(b) sets forth a complete and accurate list of all material agreements as of the date hereof (other than agreements with respect to “off-the-shelf” Software) between the Company or any of its Subsidiaries, on the one hand, and any other Person, on the other hand, (i) granting any other Person the right to use or practice any rights under any of the material Intellectual Property owned either by the Company or any of its Subsidiaries or (ii) granting the Company or a Subsidiary the right to use or practice any rights under any material Intellectual Property owned by another Person.
(c)    Protection of Proprietary Rights. The Company and the Subsidiaries own or have valid, royalty-free licenses to use all material Company Intellectual Property used by them in the Ordinary Course of Business. The material Intellectual Property owned by the Company and the Subsidiaries are not the subject of any written challenge received by the Company or any of the Subsidiaries and neither the Company

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nor any Subsidiary has received any written notice of any default or any event that with notice or lapse of time, or both, would constitute a default under any material Intellectual Property license to which the Company or any Subsidiary is a party or by which it is bound.
(d)    Non-Infringement. Except as set forth on Schedule 3.12(d), to the Knowledge of the Seller, neither the Company nor any Subsidiary has infringed, misappropriated, violated or diluted, in any material respect, any Intellectual Property of any other Person. To the Knowledge of the Seller, no claim of any infringement, misappropriation, violation or dilution of any Intellectual Property of any other Person has been made or asserted in writing in respect of the Company or any Subsidiary or the operation of their businesses, including any invitation from any Person to take a license to such Person’s Intellectual Property, and, to the Knowledge of the Seller, no such claim has been asserted other than in writing.
(e)    Infringement. Except as set forth on Schedule 3.12(e), to the Knowledge of the Seller, no third party is infringing, misappropriating, violating or diluting any of the Intellectual Property owned by the Company or any Subsidiary.
(f)    Invention Assignments. Except as set forth on Schedule 3.12(f), all employees, agents, consultants or contractors who have contributed to or participated in the creation or development of any material Company Intellectual Property on behalf of the Company or any Subsidiary either: (i) is a party to a “work-for-hire” or employment agreement under which the Company or a Subsidiary is deemed to be the original owner/author of all right, title and interest therein; or (ii) has executed an assignment in favor of the Company or a Subsidiary of all right, title and interest in such Company Intellectual Property.
(g)    Technology. The Company and its Subsidiaries have taken commercially reasonable steps to maintain the confidentiality of (i) their Technology that are trade secrets or confidential information of the Company and its Subsidiaries and (ii) the Technology that are trade secrets or confidential information of third parties that the Company or its Subsidiaries were contractually obligated to protect from unauthorized disclosure. To the Knowledge of the Seller there has been no unauthorized disclosure of any of the foregoing.
3.13    Material Contracts.
(a)    Schedule 3.13(a) sets forth, as of the date hereof, all of the following Contracts to which the Company or any of the Subsidiaries is a party or by which it is bound (collectively, with the Contracts listed, or required to be listed, on Schedules 3.10(b), 3.12(b) and 3.21, the “Material Contracts”):
(i)    Contracts with any officer, employee, independent contractor or director of any of the Acquired Companies (A) for annual consideration in excess of $150,000 or (B) that cannot be terminated at any time without Liability to the Company or any of its Subsidiaries (other than the Company’s standard severance policy);
(ii)    Contracts with any labor union or association representing any employee of any of the Acquired Companies;
(iii)    Contracts (A) limiting or restraining any of the Acquired Companies from engaging or competing in any lines of business with any other Person other than routine confidentiality and nondisclosure agreements entered into in connection with the possible acquisition of another business, (B)

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granting any exclusive or preferential rights to provide, sell or distribute any of the products of the Company, (C) granting “most favored nation” status to any Person, (D) containing “requirements” provisions or other provisions obligating the Company or any of its Subsidiaries to purchase or obtain a minimum or specified amount of any product or service from any Person, (E) containing minimum sales or volume provisions obligating the Company or any of its Subsidiaries which involves the expected payment of $150,000 or more in the current calendar year or any subsequent year or (F) limiting or restraining any of the Acquired Companies from soliciting any Person for any reason or containing a “standstill” or similar provision prohibiting any of the Acquired Companies from acquiring capital stock or other equity interests of any Person;
(iv)    Contracts for the sale of any of the assets of the Company or any of the Subsidiaries other than in the Ordinary Course of Business, for consideration in excess of $150,000;
(v)    sales agent or distribution Contracts;
(vi)    Contracts relating to any acquisition to be made (or made in the last five years) by the Company or any of the Subsidiaries of any operating business or the Equity Interests of any other Person;
(vii)    Contracts (A) relating to the incurrence of Indebtedness, or the making of any loans, in each case, involving amounts in excess of $150,000, or (B) guaranteeing any Indebtedness or other obligations of any other Person;
(viii)    Contracts which require the expenditure of more than $200,000 in the aggregate or require performance by any party more than one year from the date hereof that, in either case, are not terminable by the Company or a Subsidiary without penalty on notice of 120 days or less;
(ix)    Contracts with third parties for the provision of insurance or with respect to the provision of services in accordance with Company Benefit Plans, in any case, involving consideration in excess of $150,000 annually or that are automatically renewable;
(x)    Contracts relating to joint ventures, strategic alliances or partnerships or primarily providing for sharing of profits or proprietary information;
(xi)    Contracts granting any Person a Lien on all or any material portion of the assets of the Company or any Subsidiary, taken as a whole, other than Permitted Liens and Liens which will be released at Closing;
(xii)    Contracts with Material Customers or Material Suppliers;
(xiii)    Any sales, marketing, distributorship or agency Contracts where the counter-party to such agreement has the right or power to bind the Company or any of its Subsidiaries; and
(xiv)    Contracts with any Governmental Entity.
(b)    The Material Contracts are, (i) in full force and effect in all material respects and (ii) represent the legal, valid and binding obligations of the Company or the Subsidiaries, as applicable, and, to the

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Knowledge of the Seller, represent the legal, valid and binding obligations of the other parties thereto. Neither the Company nor any Subsidiary has received any written notice or, to the Knowledge of the Seller, other communication of (x) any default or event that with notice or lapse of time, or both, would constitute a material default by the Company and the Subsidiaries under any Material Contract, or (y) the intention of any party to terminate or amend any Material Contract. The Company has made available to the Buyer copies of all of the Material Contracts, together with all material amendments, modifications and supplements thereto.
3.14    Employee Benefit Plans.
(a)    Schedule 3.14(a)(i) sets forth all material Company Benefit Plans. Except as provided on Schedule 3.14(a)(ii), none of the Company Benefit Plans provide or is obligated to provide for post-employment life or health insurance, benefits or coverage or other post‑employment welfare benefits for any current or former employee or any beneficiary thereof, except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or any similar state Law and none of the Company Benefit Plans provides or is obligated to provide welfare benefits to or on behalf of any individual who is neither a current nor former employee of the Company or any of the Subsidiaries. No Company Benefit Plan is a “multiple employer welfare arrangement” (as defined in Section 3(40)(A) of ERISA).
(b)    True, correct and complete copies of the following documents, with respect to each of the Company Benefit Plans, have been made available or delivered to the Buyer by the Company, to the extent applicable: (i) any plans (or written summaries of any material unwritten Company Benefit Plans), all amendments thereto and related trust documents and insurance contracts, and amendments thereto; (ii) the three most recent Forms 5500 and all schedules thereto; (iii) the most recent IRS determination or opinion letter; (iv) the most recent summary plan descriptions and all summaries of material modifications thereto; (v) all material written communications with any Governmental Entity relating to a Company Benefit Plan (other than routine filings with any Governmental Entity); and (vi) written descriptions of all non-written agreements or arrangements relating to a Company Benefit Plan.
(c)    Since October 1, 2011, each Company Benefit Plan has been maintained, in all material respects, in accordance with, and each of the Acquired Companies has complied in all material respects with, the terms of the applicable Company Benefit Plan and with all applicable provisions of ERISA, the Patient Protection and Affordable Care Act, the Code and all other applicable Laws. None of the Company or any of the Subsidiaries (i) maintains or contributes to, or otherwise could reasonably be expected to have any Liability (including contingent Liability, whether on account of an ERISA Affiliate or otherwise), related to any employee benefit plan subject to Title IV or Section 302 of ERISA or Section 412 of the Code, or (ii) could reasonably be expected to have any Liability (including contingent Liability, whether on account of an ERISA Affiliate or otherwise) under Chapter 43 of the Code or Part 6 of Subtitle B of Title I of ERISA. There are no pending or, to the Knowledge of the Seller, threatened claims (other than routine claims for benefits), lawsuits, actions, audits by any Governmental Entity, or investigations related to any Company Benefit Plan.
(d)    The Company Benefit Plans intended to qualify under Section 401 of the Code are so qualified and have received a currently effective favorable determination letter from the IRS or are entitled to rely on an opinion letter from the IRS, and the trusts maintained pursuant thereto are exempt from federal income taxation under Section 501 of the Code, and nothing has occurred and, to the Knowledge of the Seller, no circumstances exist with respect to the Company Benefit Plans which could reasonably be expected to

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cause the loss of, or failure to qualify for, such qualification or exemption or the imposition of any Liability, penalty or tax under ERISA or the Code.
(e)    All contributions (including all employer contributions and employee salary reduction contributions) and premium payments required to have been made under any of the Company Benefit Plans to any funds, trusts or insurance policies established thereunder or in connection therewith have, in all material respects, been made or accrued by the due date thereof (including any valid extension), and all contributions for any period ending on or before the Closing Date which are not yet due will, in all material respects, have been paid or accrued on the most recent Balance Sheet in accordance with GAAP on or prior to the Closing Date.
(f)    Except as set forth on Schedule 3.14(f), none of the Acquired Companies nor any of their respective ERISA Affiliates has ever contributed to, maintained or been a participating employer in any Multiemployer Plan for which any Acquired Company incurred any liability. None of the Acquired Companies (i) would reasonably be expected to have any Liability (including Liability on account of an ERISA Affiliate) with respect to any Multiemployer Plan, (ii) has incurred any material Liability (including liability on account of an ERISA Affiliate) on account of a “complete withdrawal” or a “partial withdrawal” (within the meaning of Sections 4203 and 4205 of ERISA, respectively) from any Multiemployer Plan or (iii) has received notice that a Multiemployer Plan is assessing a withdrawal liability that could result in any material Liability (including Liability on account of an ERISA Affiliate) to any Acquired Company or any of their respective ERISA Affiliates, whether such Liability is contingent or otherwise.
(g)    Except as set forth on Schedule 3.14(g), neither the execution of this Agreement nor the consummation of the Transactions (either alone or in combination with another event) will or could reasonably be expected to (i) entitle any current or former director, officer, employee or consultant of the Company or any of its Subsidiaries to any payment (including severance pay or similar compensation), any cancellation of Indebtedness, or any increase in compensation; (ii) result in the acceleration of payment, funding or vesting under any Company Benefit Plan; or (iii) result in any increase in benefits payable under any Company Benefit Plan. Except as set forth on Schedule 3.14(g), no amount paid or payable (whether in cash, in property, or in the form of benefits) in connection with the Transactions (either alone or in combination with another event) could reasonably be expected to be an “excess parachute payment” within the meaning of Section 280G of the Code. None of the Company nor any of its Subsidiaries has any obligation to make a “gross-up” or similar payment in respect of any Taxes that may become payable under Section 4999 of the Code.
(h)    Each Company Benefit Plan that is a nonqualified deferred compensation plan subject to Section 409A of the Code has been administered, operated and maintained in all material respects in accordance with the requirements of Section 409A of the Code. Neither the Company nor any of its Subsidiaries has any obligation to make a “gross-up” or similar payment in respect of any Taxes that may become payable under Section 409A of the Code. Set forth on Schedule 3.14(h) is (i) each individual entitled to any Deferred Compensation Amounts, (ii) the Deferred Compensation Amounts to which each such individual is entitled and (iii) the time and form of payment elected by each such individual with respect to the Deferred Compensation Amounts.
3.15    Labor.

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(a)    Except as set forth on Schedule 3.15(a), none of the Acquired Companies is a party to any labor or collective bargaining agreement.
(b)    Except as set forth on Schedule 3.15(b), there are no, and since October 1, 2013, there have been no: (i) strikes, work stoppages or lockouts pending or, to the Knowledge of the Seller, threatened against or involving any Acquired Company, (ii) unfair labor practice charges, material grievances or material complaints pending or, to the Knowledge of the Seller, threatened by or on behalf of any employee or group of employees of any Acquired Company or (iii) union organizing efforts or demands for recognition by any labor union pending or, to the Knowledge of the Seller, threatened against or involving any Acquired Company.
(c)    None of the Acquired Companies is delinquent in any material payments to any of their respective employees for any wages, salaries, commissions, bonuses, severance, termination pay or other direct compensation for any services performed for it to the date hereof or amounts required to be reimbursed to such employees. Except as set forth on Schedule 3.15(c), to the Knowledge of the Seller, there are no material grievances, complaints or charges that have been filed against any Acquired Company under any dispute resolution procedure that have not been dismissed. Each of the Acquired Companies is and has been in compliance in all material respects with all applicable Laws that relate to employment, equal employment opportunity (including Laws prohibiting employment discrimination, harassment or retaliation), wages, hours, leaves, workers’ compensation, disability, occupational safety and health, immigration, collective bargaining and plant closings and layoffs (including the WARN Act and similar state and local Laws).
(d)    The Seller has delivered to the Buyer a schedule that sets forth, as of the date hereof, a true, complete and correct list of (i) all employees of each of the Acquired Companies, and (ii) the position, date of hire, visa status (if applicable), current annual rate of compensation (or with respect to employees compensated on an hourly or per diem basis, the base hourly or per diem rate of compensation), including any estimated or target annual incentive compensation of each such employee. No employee at the level of manager or above of any of the Acquired Companies has informed any of the Acquired Companies or any of their Affiliates of any intent to terminate his or her employment with any Acquired Company.
(e)    Except as set forth on Schedule 3.15(e), there is no current employee of any of the Acquired Companies who as of the date hereof is absent because of disability or other leave.
(f)    The employment of each of the current employees of each of the Acquired Companies is terminable by the Acquired Companies at will (excluding any severance obligations of the Acquired Companies that may become payable to such employees in accordance with Seller policies and past practices of the Acquired Companies).
(g)    Schedule 3.15(g) contains a true and complete list as of the date hereof, to be updated through the Closing, of each current or former employee of the Company and the Subsidiaries, and every other current or former employee of Seller or any of its Affiliates who is or was employed at the same plant, facility or other site of employment as any such current or former employee, in each case: (x) whose employment has terminated involuntarily or who has been laid off within the 180-day period prior to the date hereof, including the date of such termination or layoff and an indication of the reason therefore (e.g., for cause, reduction in force); (y) whose hours of work have been materially reduced within the 180-day period prior to the Closing Date, including the date of any such reduction; or (z) who is otherwise on layoff as of the Closing Date and the

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date of such layoff, and accurately and completely sets forth for each such employee the following: (i) name, (ii) name of employer, (iii) location of employment (e.g., facility, city and state), and (iv) whether the employee is or was represented by a labor organization.
3.16    Litigation. Except as set forth on Schedule 3.16, there are no, and since October 1, 2013 have been no, material Legal Proceedings pending or, to the Knowledge of the Seller, threatened against the Company or the Subsidiaries or any of their respective assets or businesses. Neither the Company nor any Subsidiary is, or at any time since June 1, 2013 has been, subject to any Order.
3.17    Compliance with Laws; Permits.
(a)    The Acquired Companies (and Seller and Leucadia with respect to the Acquired Companies and their businesses) are and, during the past three years, have been in compliance in all material respects with all Laws and Orders applicable to the respective businesses or operations of the Acquired Companies.
(b)    The Acquired Companies currently have and, during the past three years, have had all material Permits that are required for the operation of their respective businesses as presently conducted and that are necessary to entitle them to own, lease and operate their respective properties and assets. None of the Acquired Companies is or has been in default or violation in any material respect (and no event has occurred that, with notice or the lapse of time or both, would constitute a default or violation in any material respect) of any term, condition or provision of any such material Permit.
(c)    The representations and warranties made in this Section 3.17 do not apply to matters covered by the representations and warranties set forth in Sections 3.9 (Taxes), 3.10 (Real Property), 3.12 (Intellectual Property), 3.14 (Employee Benefits Plan), 3.15 (Labor), 3.18 (Environmental Matters), 3.24 (Anti-Corruption Matters) and 3.25 (International Trade Matters).
3.18    Environmental Matters.
(a)    The operations of the Company and each of the Subsidiaries are, and have been since October 1, 2011, in compliance in all material respects with all applicable Environmental Laws, including obtaining, maintaining and complying with any Permits required under all applicable Environmental Laws necessary to operate its business (“Environmental Permits”).
(b)    Neither the Company nor any of the Subsidiaries is subject to any pending or, to the Knowledge of the Seller, threatened Legal Proceeding alleging that the Company or any of the Subsidiaries either is in violation of any Environmental Law or any Environmental Permit or has any material Liability under any Environmental Law.
(c)    There are no pending or, to the Knowledge of the Seller, threatened investigations of the businesses of the Company or any of the Subsidiaries or of any currently or previously owned or leased property, or off-site Hazardous Materials disposal sites, of the Company or any of the Subsidiaries, in each case, under Environmental Laws, which would reasonably be expected to result in the Company or any Subsidiary incurring any material Liability pursuant to any Environmental Law.

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(d)    The representations and warranties contained in this Section 3.18, in Sections 3.15 and 3.23 in respect of claims relating to exposure to Hazardous Materials, and in Section 3.7 in respect of matters arising under Environmental Laws, are the sole and exclusive representations and warranties of the Seller and the Company with respect to environmental, health and safety matters, Environmental Laws, Hazardous Materials and Environmental Permits.
3.19    Insurance. Schedule 3.19 contains, for the current policy year, a list of all insurance policies which are owned by the Company or any of the Subsidiaries or which name the Company or a Subsidiary as an insured, including self-insurance programs and those which pertain to the Company’s or a Subsidiary’s assets, employees or operations as of the date hereof. All such insurance policies are in full force and effect and the applicable limits under such policies have not been exhausted, all premiums that are due and payable prior to the date of this Agreement with respect thereto have been paid, and neither the Company nor any Subsidiary has received any written or, to the Knowledge of the Seller, other notice of cancellation, denial of coverage or nonrenewal of any such insurance policies.
3.20    Financial Advisors. No Person has acted, directly or indirectly, as a broker, finder or financial advisor for Leucadia, the Seller, the Company or any Subsidiary in connection with the Transactions and no such Person is entitled to any fee or commission or like payment in respect thereof.
3.21    Related Party Transactions. Except as set forth on Schedule 3.21, none of (a) Seller, Leucadia or any of their respective Affiliates or (b) any employee, officer, director or partner of the Acquired Companies, any member of his or her immediate family or any of their respective Affiliates (“Related Persons”), directly or indirectly, (i) owes any amount to any Acquired Company nor does any Acquired Company owe any amount to any Related Person, (ii) owns any property or right, tangible or intangible, that is used by any Acquired Company, (iii) has any claim or cause of action against any Acquired Company or (iv) is a party to any Contract with any Acquired Company.
3.22    Customers and Suppliers. Schedule 3.22 sets forth an accurate and complete list, for the fiscal year ended December 31, 2015, of (a) each of the top 10 customers by revenue of the Company and its Subsidiaries, taken as a whole (the “Material Customers”), and (b) the top 10 suppliers by dollar amount of purchases made by the Company and its Subsidiaries, taken as a whole (the “Material Suppliers”). Since January 1, 2015, neither the Company nor any of its Subsidiaries has received written notice from any customer or supplier identified on Schedule 3.22 indicating that any such customer or supplier (i) intends to terminate its existing agreements with the Company or any Subsidiary, (ii) intends to materially adversely modify its relationship with the Company or any Subsidiary or (iii) intends to renegotiate pricing or adversely change any other terms of the relationship with the Company or any Subsidiary. Neither the Company nor any of its Subsidiaries is engaged in any material dispute with any Material Customer or Material Supplier.
3.23    Product Liability; Warranties. Except as set forth on Schedule 3.23, since October 1, 2013, no material product liability, recall, warranty or other similar material claims (whether based in contract or tort and whether relating to personal injury, including death, property damage or economic loss) are pending or have been settled, terminated or received in writing by the Company or its Subsidiaries and, to the actual knowledge of the Persons listed in the definition of “Knowledge of the Seller” and their direct reports, (a) no such claims have been threatened against the Company or its Subsidiaries and (b) no facts or conditions exist that would reasonably be expected to lead such Person to conclude that there is a basis for any such claim, in

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the case of clauses (a) and (b), relating to, or arising from, the sale or use of the products sold by the Company. There are no outstanding returns of products sold by the Company from customers of the Company and its Subsidiaries that are individually or in the aggregate material to the Company and its Subsidiaries, taken as a whole.
3.24    Anti-Corruption Matters.
(a)    None of the Acquired Companies or any of their respective Affiliates nor any director, officer or employee or any agent or representative of any of the Acquired Companies or any of their Affiliates has, in the past five years, offered, authorized, made, paid or received, directly or indirectly, in each case, in connection with the operation of the Business, (i) any bribes, kickbacks or other similar payments or offers or transfers of value in connection with obtaining or retaining business or to secure an improper advantage to or from any Person or (ii) any payment or transfer of value in violation of the United States Foreign Corrupt Practices Act, 15 U.S.C. §§ 78dd-1, et seq., the United Kingdom Bribery Act 2010, or any other applicable anti-corruption law.
(b)    No employee or, to the Knowledge of the Seller, any sales agent, who is party to an employment agreement with any Acquired Company or director of any Acquired Company or the Seller is or has been an official of any foreign government or of any agency thereof, an official of a foreign political party, or a candidate for political office in any foreign country.
(c)    Neither the Acquired Companies nor any director, officer, employee or any agent or representative thereof is being, or has been, investigated by any Governmental Entity with respect to, or been given notice by a Governmental Entity of, any potential violation by the Acquired Companies or any directors, officers or employees or any agents or representatives of any of the foregoing of the United States Foreign Corrupt Practices Act, 15 U.S.C. §§ 78dd-1, et seq., the United Kingdom Bribery Act 2010, or any other applicable anti-corruption Laws.
3.25    International Trade Matters.
(a)    None of the Company, any of its Subsidiaries, or any director, officer, employee or any agent of the Company or any of its Subsidiaries is a Person that is, or is owned or controlled by Persons that are (i) the target of any sanctions administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control, the U.S. Department of State, the United Nations Security Council, the European Union, or other relevant sanctions authority (collectively, “Sanctions”), or (ii) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions, including Crimea, Cuba, Iran, North Korea, Sudan and Syria.
(b)    The Company and each of its Subsidiaries is, and for the past five years has been, in compliance with United States and other applicable Sanctions, export and import controls, including applicable regulations of the U.S. Department of Commerce, the U.S. Department of Treasury, and the U.S. Department of State (collectively, “Export Controls”), customs Laws, anti-boycott Laws, anti-terrorism Laws, and related measures, including those administered by the U.S. Department of Commerce, the U.S. Department of State, and the U.S. Department of Treasury.

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3.26    No Other Representations or Warranties; Schedules. Except for the representations and warranties contained in this Article III (as modified by the Company Disclosure Schedule), and the representations and warranties contained in Section 3 of the Conwed NV Purchase Agreement, neither the Company nor any other Person makes any other express or implied representation or warranty with respect to the Acquired Companies or their respective business, assets or prospects.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE SELLER
The Seller hereby represents to the Buyer that, except as set forth on the Company Disclosure Schedules (subject to all of the limitations and qualifications set forth in the introductory language thereto):
4.1    Organization and Good Standing. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado and has all requisite organizational power and authority to own, lease and operate its properties and to carry on its business.
4.2    Authorization of Agreement. The Seller has all requisite corporate power, authority and legal capacity to execute and deliver this Agreement and each other agreement, document, or instrument or certificate contemplated by this Agreement or to be executed by the Seller in connection with the consummation of the transactions contemplated hereby and thereby (together with this Agreement, the “Seller Documents”) to which it is a party, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each of the Seller Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all required organizational action on the part of the Seller. This Agreement has been, and each of the Seller Documents to which it is a party will be at or prior to the Closing, duly and validly executed and delivered by the Seller, and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each Seller Document to which it is a party, when so executed and delivered will constitute, the legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).
4.3    Conflicts; Consents of Third Parties.
(a)    None of the execution and delivery by the Seller of this Agreement or the Seller Documents, the consummation of the transactions contemplated hereby or thereby, or compliance by the Seller with any of the provisions hereof or thereof, will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of obligations under, any provision of, or result in the creation of any Lien on any property or asset of the Seller, pursuant to (i) the Organizational Documents of the Seller; (ii) any material Contract, or material Permit to which the Seller is a party or by which any of the properties or assets of the Seller are bound; (iii) any Order applicable to the Seller or by which any of the properties or assets of the Seller are bound; or (iv) any applicable Law.

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(b)    No material consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Entity is required on the part of the Seller in connection with the execution and delivery of this Agreement or the Seller Documents, or the compliance by the Seller with any of the provisions hereof or thereof, the consummation of the Transactions, except for compliance with the applicable requirements of the HSR Act or Other Antitrust Law, if any.
4.4    Ownership and Transfer of Equity Interests. The Seller is the record and beneficial owner of all of the Equity Interests of the Company, free and clear of any and all Liens (other than any restrictions on transfer under any applicable federal or state securities Laws or the LLC Agreement that are not applicable to the Transactions). Upon the consummation of the Transactions, at the Closing, good and valid title to all of the Equity Interests of the Company will pass to the Buyer, free and clear of all Liens other than restrictions on transfer under state and federal securities Laws and any Liens arising out of acts of the Buyer or its Affiliates.
4.5    Litigation. There are no Legal Proceedings pending or, to the Knowledge of the Seller, threatened that are reasonably likely to prohibit or restrain the ability of the Seller to enter into this Agreement or consummate the Transactions.
4.6    Financial Advisors. No Person has acted, directly or indirectly, as a broker, finder or financial advisor for Seller in connection with the Transactions and no Person is entitled to any fee or commission or like payment in respect thereof.
4.7    Seller Acknowledgment. The Seller acknowledges that, except as expressly set forth in this Agreement, neither the Buyer nor any other Person has made any representation or warranty, express or implied, as to the Buyer, its Affiliates, or with respect to any period after the Closing, the Company or the Subsidiaries, or the respective businesses, assets or prospects of any of the foregoing; provided, that this Section 4.7 shall not apply with respect to intentional and knowing fraud or representations and warranties set forth in this Agreement.
4.8    No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV and those representations and warranties contained in Article III that expressly relate to the Seller or Leucadia, the Seller makes no other express or implied representation or warranty with respect to the Seller or Leucadia or the business, assets or prospects of either of the foregoing. Except for the representations and warranties contained in Article III or this Article IV, the Seller makes no other express or implied representation or warranty with respect to the Transaction.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE BUYER
The Buyer hereby represents and warrants to the Seller that:
5.1    Organization and Good Standing. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate properties and carry on its business.
5.2    Authorization of Agreement. The Buyer has full corporate power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this

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Agreement or to be executed by the Buyer in connection with the consummation of the transactions contemplated hereby and thereby (the “Buyer Documents”), and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Buyer of this Agreement and each Buyer Document have been duly authorized by all necessary limited liability company action on behalf of the Buyer. This Agreement has been, and each Buyer Document will be at or prior to the Closing, duly executed and delivered by the Buyer, as the case may be, and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each Buyer Document when so executed and delivered will constitute, the legal, valid and binding obligation of the Buyer enforceable against the Buyer in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).
5.3    Conflicts; Consents of Third Parties.
(a)    None of the execution and delivery by the Buyer of this Agreement or the Buyer Documents, the consummation of the transactions contemplated hereby or thereby, or the compliance by the Buyer with any of the provisions hereof or thereof, will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under, any provision of (i) the Organizational Documents of the Buyer; (ii) any Order applicable to the Buyer or by which any of the properties or assets of the Buyer are bound; or (iii) any applicable Law.
(b)    No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Entity is required on the part of the Buyer in connection with the execution and delivery of this Agreement or the Buyer Documents, as the case may be, the compliance by the Buyer with any of the provisions hereof or thereof, the consummation of the Transactions or the taking by the Buyer of any other action contemplated hereby except for (i) compliance with the applicable requirements of the HSR Act or Other Antitrust Law, if any, or (ii) such consents, waivers, approvals, Orders, Permits or authorizations from a Person other than a Governmental Entity, the failure of which to obtain would not result in a Buyer Material Adverse Effect.
5.4    Litigation. There are no Legal Proceedings pending or, to the knowledge of the Buyer threatened that are reasonably likely to prohibit or restrain the ability of the Buyer to enter into this Agreement or consummate the Transactions or which would give any third party the right to enjoin or rescind the Transactions or otherwise prevent the Buyer from complying with the terms and provisions of this Agreement.
5.5    Financial Advisors. No Person has acted, directly or indirectly, as a broker, finder or financial advisor for the Buyer in connection with the Transactions and no Person is entitled to any fee or commission or like payment in respect thereof.
5.6    Financial Capability. The Buyer (a) has, and at the Closing will have, sufficient funds from the Buyer’s immediately available internal funds or available under a currently established committed credit facility or unutilized lines of credit with financial institutions to pay the Enterprise Value, all other payments required to be paid at Closing by Buyer pursuant to Article II, and any expenses incurred by the Buyer in connection with the Transactions and (b) has not incurred any obligation, commitment, restriction or Liability of any kind, which would impair or adversely affect such resources and capabilities. To the actual knowledge

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of the Buyer, the funds used by the Buyer to pay the Enterprise Value, all other payments required to be paid at Closing by the Buyer pursuant to Article II, and any expenses incurred by the Buyer in connection with the Transactions were not and are not, directly or indirectly, derived from activities or Persons that would violate or contravene federal, state or international Law, including anti-money laundering Laws.
5.7    Solvency.
(a)    Assuming the accuracy of the representations and warranties set forth in Article III and Article IV, immediately after giving effect to the Transaction:
(i)    the fair saleable value (determined on a going concern basis) of the assets of the Buyer, the Company and the Subsidiaries shall be greater than the total amount of their Liabilities (including all Liabilities, whether or not reflected in a balance sheet prepared in accordance with GAAP, and whether direct or indirect, fixed or contingent, secured or unsecured, disputed or undisputed);
(ii)    the Buyer, the Company and the Subsidiaries shall be able to pay their debts and obligations in the Ordinary Course of Business as they become due; and
(iii)    the Buyer, the Company and the Subsidiaries shall have adequate capital to carry on their businesses and all businesses in which they are about to engage.
(b)    In completing the Transactions, the Buyer does not intend to hinder, delay or defraud any present or future creditors of the Buyer, the Company or the Subsidiaries.
5.8    Condition of the Business.
(a)    The Buyer acknowledges that, except as expressly set forth in this Agreement, neither the Seller nor any other Person has made any representation or warranty, express or implied, as to the Company or its Subsidiaries and their respective businesses (including the Business) or assets or the Equity Interests of the Company or any of its Subsidiaries. Without limiting the foregoing, the Buyer acknowledges that neither the Seller nor any of its Affiliates or Representatives have made any warranty, express or implied, as to the accuracy or completeness of any forecasts, projections or business plans prepared by or on behalf of the Seller and delivered to the Buyer in connection with the Buyer’s review of the Company and its Subsidiaries and the negotiation and execution of this Agreement.
(b)    The Buyer acknowledges that it has conducted an independent investigation of the financial condition, performance, results of operations, assets, management, fees and expenses, Liabilities, properties and projected operations of the Business. The Buyer confirms that the Seller and the Company have made available to the Buyer the opportunity to ask questions of the officers and management of the Seller and the Company and to acquire additional information about the business, assets and financial condition of the Business.
(c)    ALL WARRANTIES OF HABITABILITY, MERCHANTABILITY AND FITNESS FOR ANY PARTICULAR PURPOSE, AND ALL OTHER WARRANTIES ARISING UNDER THE UNIFORM COMMERCIAL CODE (OR SIMILAR LAWS), ARE HEREBY DISCLAIMED BY

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THE SELLER AND WAIVED BY THE BUYER TO THE FULLEST EXTENT PERMITTED UNDER APPLICABLE LAW.
(d)    The acknowledgments and statements in clauses (a) through (c) do not apply with respect to intentional and knowing fraud or representations and warranties set forth in this Agreement.
5.9    Antitrust. To the actual knowledge of the Buyer, there is no transaction under consideration by the Buyer or any of its Affiliates that would reasonably be expected to prevent or delay any filings or approvals required under the HSR Act and any other applicable Other Antitrust Laws in respect of the Transaction.
5.10    No Other Representations or Warranties. Except for the representations and warranties contained in this Article V, the Buyer makes no other express or implied representation or warranty with respect to the Buyer, its Affiliates, the Company, the Subsidiaries or the Transactions or the business, assets or prospects of any of the foregoing.
ARTICLE VI
COVENANTS OF THE COMPANY
6.1    Conduct of Business. Except as set forth on Schedule 6.1 or as otherwise expressly contemplated by this Agreement, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing Date, the Company shall, and shall cause the Subsidiaries to, (i) operate in the Ordinary Course of Business and (ii) use commercially reasonable efforts to (x) preserve the present business operations, organization and goodwill of the Company and the Subsidiaries and (y) preserve the present relationships with employees, customers, suppliers and other business relationships of the Company and the Subsidiaries. Except as set forth on Schedule 6.1, during such period, the Company and the Subsidiaries shall not, without the consent of Buyer (which shall not unreasonably be withheld, delayed or conditioned):
(a)    sell any property or assets having a value exceeding $150,000 in the aggregate, except sales of products in the Ordinary Course of Business and sales for the purpose of disposing of obsolete or worthless assets in the Ordinary Course of Business;
(b)    make any capital expenditure or commit to make any capital expenditure which in any one case exceeds $100,000 or capital expenditures which in the aggregate exceed $200,000; provided, that this restriction shall not apply to capital expenditures that are (i) made in accordance with the capital expenditure budget for fiscal year 2016 attached hereto as Schedule 6.1(b) (the “Capital Expenditure Budget”), or (ii) undertaken in order to replace or repair capital assets of the Company or the Subsidiaries in the Ordinary Course of Business;
(c)    mortgage, pledge or subject to Liens, other than Permitted Liens, any properties or assets (whether tangible or intangible) of the Company or the Subsidiaries, except pursuant to existing tolling agreements or consignment relationships between any of the Acquired Companies and its customers that are set forth on Schedule 6.1(c);
(d)    amend their Organizational Documents;

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(e)    other than as required by existing contractual obligations, including any of the Company Benefit Plans set forth on Schedule 3.14(a)(i), or by Law (i) increase the wages, salaries, compensation, severance, pension or other benefits payable to any employee, (ii) award any bonus to any employee, (iii) modify, or enter into any new, employment, deferred compensation or severance agreement or arrangement, or (iv) hire or terminate the employment of any management-level employee, other than termination for cause; provided, however, that notwithstanding the foregoing, the Company may in the Ordinary Course of Business and compliant with Company policy as in effect on the date hereof, modify the annual level of compensation of any employee of the Company or any employee of any of the Subsidiaries to the extent that the amount of all such modifications among all employees in the aggregate do not exceed $150,000;
(f)    take any action that would reasonably be expected to result in any Liability or other obligation under the WARN Act or any similar state and local Law;
(g)    adopt, amend in any material respect, terminate or exercise discretion to provide benefits under any Company Benefit Plan, except as required by applicable Law;
(h)    effect any recapitalization, reclassification or like change in the capitalization of the Company or any of the Subsidiaries;
(i)    acquire by merging or consolidating with, or by purchasing a substantial portion of the Equity Interests or assets of, directly or indirectly, any business or any corporation, limited liability company partnership, association or other business organization or division thereof;
(j)    sell, lease, license, encumber, divest, cancel, abandon or allow to lapse or expire, or otherwise transfer or dispose of any material Intellectual Property of the Company or any Subsidiary;
(k)    commence or settle any Legal Proceeding or, other than in the Ordinary Course of Business, cancel or compromise any debt or claim or waive or release any right of the Company or any of the Subsidiaries;
(l)    incur any Indebtedness in excess of $150,000 in the aggregate, provided, that any Indebtedness incurred by any Acquired Company must contain provisions that permit its repayment upon the Closing;
(m)    enter into, materially modify or terminate, or waive any material right or remedy under, any Contract that is or would constitute a Material Contract, other than in the Ordinary Course of Business consistent with past practice;
(n)    prepare or file any material Tax Return in a manner materially inconsistent with past practice, take any position, make or rescind any material election relating to Taxes (including entity classification elections), settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to a material amount of Taxes, or make any material change to any of its methods of Tax accounting from those employed in the preparation of its most recent Tax Return, in each case, other than in the Ordinary Course of Business or to the extent required by Law;

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(o)    make any material change in the accounting procedures, methods, practices or policies applied in the preparation of the Audited Financial Statements;
(p)    fail to take any action set forth on Schedule 6.1(p); or
(q)    agree, whether in writing, to do any of the actions set forth in the foregoing Sections 6.1(a) through 6.1(p).
6.2    Access to Information. Prior to the Closing, the Buyer shall be entitled, through its officers, employees and representatives (including its legal advisors and accountants), to make such investigation of the properties, businesses and operations of the Company and the Subsidiaries and such examination of the books and records of the Company and the Subsidiaries as they reasonably request and to make extracts and copies of such books and records. Any such investigation and examination shall be conducted during regular business hours upon reasonable advance notice and under reasonable circumstances and shall be subject to restrictions under applicable Law. The Seller shall cause the officers, employees, consultants, agents, accountants, attorneys and other representatives of the Company and the Subsidiaries to reasonably cooperate with the Buyer and its representatives in connection with such investigation and examination, and the Buyer and its representatives shall use their commercially reasonable efforts to cooperate with the Company and its representatives and minimize any disruption to the business. The Acquired Companies shall use commercially reasonable efforts to facilitate the Buyer’s access to conduct interviews with the customers and suppliers set forth on Schedule 6.2 prior to the Closing, provided, that (a) a representative of the Acquired Companies designated by the Seller shall participate in all such interviews and (b) except as otherwise specifically set forth in this sentence, the Buyer shall not, prior to the Closing, without the prior written consent of the Company and without the participation of a representative of the Acquired Companies designated by the Seller, contact any suppliers to, or customers of, the Company or any of the Subsidiaries. Notwithstanding anything herein to the contrary, (i) no such investigation or examination shall be permitted to the extent that it would require the Company or any of the Subsidiaries to disclose information subject to attorney-client privilege or any obligation of confidentiality, and (ii) the Buyer shall not, prior to the Closing, without the prior written consent of the Seller (which may be withheld in the Seller’s sole discretion) have any right to perform invasive or subsurface investigations of the properties or facilities of the Company or any of the Subsidiaries.
6.3    Financial Information; Cooperation.
(a)    Prior to Closing. The Acquired Companies shall use their diligent reasonable efforts to (i) promptly prepare the unaudited consolidated balance sheet of the Company and its Subsidiaries as at November 30, 2016 and the related consolidated statements of income and cash flows of the Acquired Companies for the trailing 12 months then ended in accordance with GAAP (except as otherwise set forth in the Company Accounting Principles) consistently applied; (ii) deliver a copy of such financial statements to the Buyer promptly following completion of such financial statements and in any event no later than five days prior to the Closing Date; (iii) provide copies of monthly financial materials with regard to the Acquired Companies as the same is regularly prepared for Leucadia in the Ordinary Course of Business; and (iv) at the Buyer’s expense, cooperate in the preparation of pro forma and interim financial information for filing with, and request and obtain the consent of the Acquired Companies’ independent auditor for use of their reports in, any applicable Securities and Exchange Commission filings of the Buyer and its Affiliates. The Seller and the Acquired Companies shall provide such other reasonable cooperation to the Buyer as the Buyer, at the Buyer’s

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expense, may request in connection with the preparation by the Buyer of financial and other reporting materials.
(b)    After Closing. If the Closing Date occurs before January 20, 2017, the Buyer shall cause the Acquired Companies to provide the Seller with (i) the Company’s and its Subsidiaries’ financial information for the quarter-ended December 31, 2016 and the year-end supporting financial schedules that, in each case, shall contain the same information that has been provided to Leucadia historically for such periods and (ii) the assistance of the Company’s personnel as reasonably required by Leucadia to prepare and satisfy its financial reporting obligations in a manner consistent with its practices prior to Closing.

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6.4    Dover Sublease. At or prior to the Closing, Filtrexx shall assign all of its right, title and interest, as tenant, in the Dover Lease to an Affiliate of the Seller (other than the Company or any of its other Subsidiaries) (the “Dover Lease Assignee”), and the Dover Lease Assignee shall assume and accept all of the rights and obligations of Filtrexx as set forth in the Dover Lease, including conditions caused by Filtrexx during the term of its occupancy. In connection therewith, the Seller and the Buyer shall, promptly after the date hereof, finalize the terms of a sublease agreement to be entered into by the Company (or another entity designated by the Buyer), as subtenant (the “Dover Subtenant”), with the Dover Lease Assignee, as sublandlord, on the Closing Date (the “Dover Sublease”). The Parties agree that the Dover Sublease shall provide for a non-renewable term of six months (with the right to terminate upon delivery of 30 days’ prior written notice by the Dover Subtenant), a monthly rent payment to be paid by the Dover Subtenant to the Dover Lease Assignee in an amount equal to twice the current monthly rent paid by Filtrexx as of the date hereof, and that the Dover Subtenant shall cause all of its personnel to vacate the premises and leave the subleased property in the same condition as it was on the Closing Date (ordinary wear and tear excepted) by no later than the expiration of the Dover Sublease.
ARTICLE VII
OTHER COVENANTS
7.1    Confidentiality. The Buyer acknowledges that the information being provided to it in connection with the consummation of the Transaction is subject to the terms of the non-disclosure agreement between Parent and Leucadia dated September 12, 2016 (the “Non-Disclosure Agreement,” the terms of which are incorporated herein by reference. Effective upon, and only upon, the Closing, the Non-Disclosure Agreement shall terminate and be of no further force or effect.
7.2    WARN Act. The Seller agrees to provide, and shall cause the Company and the Subsidiaries (as applicable), to provide, any required notice under and to otherwise comply with, and to retain and be liable for all Liabilities relating to, the entire or partial closure or cessation of operations at, or reduction in workforce at, any facility, location or other site of employment of the Seller, the Company and the Subsidiaries at any time prior to the Closing Date (it being understood and agreed that the Seller is not making any representation in this Section 7.2 with respect to its compliance with the WARN Act with respect to periods prior to the date hereof), including, any Liabilities under the WARN Act and any similar state and local Law. The Buyer shall be liable for any Liabilities under the WARN Act or any other Law respecting reductions in force or the impact on employees of plant closings or sales of businesses for any actions taken by the Buyer or any of its Affiliates after the Closing Date.
7.3    Comparability of Employee Benefits. Following the Closing Date, through December 31, 2017, the Buyer shall provide or shall cause the Company and the Subsidiaries to provide, all individuals who are employees of the Company and the Subsidiaries at the Closing Date (the “Assumed Employees”), while they remain employees of the Company, any Subsidiary or the Buyer, with base compensation and annual cash incentive opportunities that are not less than that in effect immediately prior to the Closing Date and employee benefits that are at least as favorable in the aggregate to those in effect immediately prior to the Closing Date (other than any equity compensation arrangements and special bonus arrangements, including transaction bonus arrangements and non-qualified deferred compensation arrangements) (it being understood and agreed that the Buyer may move Assumed Employees to the employee benefit plans of the Buyer or any of its Affiliates if doing so otherwise complies with the Buyer’s obligations under this sentence). The Buyer shall or

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shall cause the Company and the Subsidiaries to recognize all accrued but unused vacation and sick pay of the Assumed Employees as of the Closing Date. Following the Closing Date, each Assumed Employee shall receive full service credit for all service with the Company and its Subsidiaries for purposes of eligibility to participate and vesting (but not for benefit accrual purposes, other than with respect to determining severance or paid time off entitlements) for employment, PTO (paid time off) and employee benefit plan purposes, if applicable. The Buyer shall use commercially reasonable efforts to provide Assumed Employees with full credit under the Buyer’s health and welfare plans applicable to each Assumed Employee and his or her dependents for all co-payments and deductibles satisfied prior to the Closing in the same plan year as the Closing. The Buyer shall waive all limitations as to pre-existing conditions exclusions (or actively at work or similar limitations), evidence of insurability requirements and waiting periods with respect to participation and coverage requirements applicable to the Assumed Employees and their eligible dependents under any health and welfare plan that such employees may be eligible to participate in after the Closing Date. With respect to each Assumed Employee in the United States whose employment is terminated by the Buyer or the Company or any of its Subsidiaries within the twelve month period after the Closing, the Buyer shall provide severance benefits to such Persons in accordance with the Seller’s existing severance policy as made available to the Buyer in the electronic data room established by the Seller. Notwithstanding any of the foregoing to the contrary, none of the provisions contained herein shall operate to duplicate any benefit provided to any Assumed Employee. This Section 7.3 is for the benefit of the Buyer and the Seller to this Agreement only and nothing herein, express or implied, is intended to confer upon or be construed to grant any rights, as a third-party beneficiary or otherwise, to any Person who is not a party to this Agreement or to any Assumed Employee, nor shall any provision of this Agreement be deemed to be the adoption of, or an amendment to, any employee benefit plan, as that term is defined in Section 3(3) of ERISA, or otherwise to limit the right of the Company, the Subsidiaries or the Buyer to amend, modify or terminate any such employee benefit plan. Notwithstanding any of the foregoing, nothing in this Section 7.3 shall require the Buyer, the Company or any Subsidiary to continue the employment of any Assumed Employee for any period of time after the Closing. This Section 7.3 does not override the required implementation and application of the Patient Protection and Affordable Care Act or the applicability of any collective bargaining agreement governing the terms and conditions of employment of any Assumed Employee.
7.4    Indemnification, Exculpation and Insurance.
(a)    For the six year period commencing immediately after the Closing Date, the Buyer shall cause each of the Company, the Subsidiaries and any of their successors or assigns to, indemnify, to the fullest extent permitted under applicable Law, the individuals who on or prior to the Closing Date were directors, managers or officers of such entities (collectively, the “Indemnitees”) with respect to all acts or omissions by them in their capacities as such or taken at the request of the Seller, the Company or any of the Subsidiaries at any time prior to the Closing Date. Buyer agrees, for and on behalf of itself, the Company, the Subsidiaries or any of their successors or assigns, that all rights of the Indemnitees to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Closing Date as provided in the respective Organizational Documents of such entities as now in effect, and any indemnification agreements or arrangements of or on behalf of the Company or any of the Subsidiaries, shall survive the Closing Date and shall continue in full force and effect in accordance with their terms. Such rights shall not be amended, or otherwise modified in any manner that would adversely affect the rights of the Indemnitees, unless such modification is required by Law. In addition, the Buyer shall, and shall cause the Company, or the Subsidiaries, as applicable, to pay any expenses of any Indemnitee under this Section 7.4, as incurred to the

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fullest extent permitted under applicable Law, provided, that the Person to whom expenses are advanced provides an undertaking to repay such advances if it shall ultimately be determined that such Indemnitee is not entitled to be indemnified by the Company or any of its Subsidiaries.
(b)    Buyer, for the six year period after the Closing Date, shall cause the Organizational Documents of the Company and the Subsidiaries to contain provisions no less favorable to the Indemnitees with respect to limitation of certain liabilities of directors, managers, officers, employees and agents and indemnification than are set forth as of the date of this Agreement in such Organizational Documents, which provisions, in each case, shall not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of the Indemnitees.
(c)    Each of the Buyer, the Company, the Subsidiaries and the Indemnitee shall cooperate, and cause their respective Affiliates to cooperate, in the defense of any Legal Proceeding as may be reasonably requested in connection therewith.
(d)    Prior to Closing, the Acquired Companies shall purchase a fully prepaid directors’ and officers’ liability insurance “tail” or “runoff” insurance program with respect to acts or omissions occurring prior to the Closing Date (such coverage to last for six years after the Closing Date and to be on terms and conditions and for an amount not materially less favorable to the Acquired Companies’ directors, managers and officers currently covered by such insurance than those of such policy in effect on the date hereof).
(e)    The provisions of this Section 7.4: (i) are intended to be for the benefit of, and shall be enforceable by, each Indemnitee, his or her heirs and his or her representatives; and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by Contract or otherwise.
(f)    In the event that the Buyer, the Company, any Subsidiary or any of their successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving entity of such consolidation or merger; or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Buyer, the Company, and each Subsidiary (as the case may be) shall assume all of the obligations thereof set forth in this Section 7.4.
(g)    The obligations of the Buyer, the Company, each Subsidiary or any of their successors or assigns under this Section 7.4 shall not be terminated or modified in such a manner as to adversely affect any Indemnitee to whom this Section 7.4 applies without the consent of the affected Indemnitee (it being expressly agreed that the Indemnitees to whom this Section 7.4 applies shall be third-party beneficiaries of this Section 7.4).
(h)    Notwithstanding anything contained herein to the contrary, this Section 7.4 shall not override or otherwise impair a Buyer Indemnified Party’s right to seek indemnification in accordance with Article XI, and, if any Buyer Indemnified Party shall be entitled to indemnification under Article XI (without regard to the limitations contained in Article XI) with respect to the same matter, no Indemnitee will be entitled to be exculpated, indemnified or reimbursed, or receive advancement of any expenses, under the

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Organizational Documents of the Company, the Subsidiaries or the Buyer, this Agreement or otherwise, with respect to such matter.
7.5    Communications With Employees. Prior to Closing, no officer, director, employee, agent or representative of any Acquired Company, the Seller or Leucadia shall make any communication to any employees of any Acquired Company regarding the terms of the Transactions or directly or indirectly relating to any post-Closing employment matter, in each case, that is inconsistent with the communications plan previously provided to the Seller and Leucadia by the Buyer without the advance written approval of the Buyer (which approval shall not be unreasonably withheld, conditioned or delayed).
7.6    Specified Annual Bonus Amounts.
(a)    If the Closing Date occurs during 2016:
(i)    The Seller shall deliver to the Buyer, no later than three Business Days prior to Closing, an updated version of Schedule 1.1(a) for purposes of reflecting a more accurate estimate of the bonuses that would be payable to the Assumed Employees for fiscal year 2016. Subject to the Buyer’s approval of such updated Schedule (not to be unreasonably withheld, conditioned or delayed), such updated Schedule 1.1(a) shall replace the Schedule 1.1(a) attached hereto as of the date of this Agreement and such updated Schedule 1.1(a) shall be deemed to be Schedule 1.1(a) hereto for all purposes hereunder.
(ii)    The Buyer shall cause the Company or its applicable Subsidiaries to pay to each Assumed Employee listed on Schedule 1.1(a) the annual bonus to which each such Assumed Employee is entitled for fiscal year 2016, if any (such an amount with respect to such Assumed Employee, the “Actual Annual Bonus Amount”). If the Actual Bonus Amount is less than the Specified Annual Bonus Amount, the Buyer shall, or shall cause the Company to, refund to the Seller an amount equal to (A) the Specified Annual Bonus Amount for such Assumed Employee minus (B) (1) the Actual Annual Bonus Amount plus (2) the amount of the employer portion of any Taxes associated with the payment of the Actual Annual Bonus Amount, if any. If the Actual Bonus Amount is more than the Specified Annual Bonus Amount, the Seller shall pay to the Buyer an amount equal to the absolute value of (A) the Specified Annual Bonus Amount for such Assumed Employee minus (B) (1) the Actual Annual Bonus Amount plus (2) the amount of the employer portion of any Taxes associated with the payment of the Actual Annual Bonus Amount, if any. The Seller shall, and the Buyer shall, or shall cause the Company or its applicable Subsidiaries to, pay or refund all amounts payable to the Buyer or the Seller pursuant to this Section 7.6(a)(ii) promptly, and in any event within 30 days, following the Buyer’s and the Company’s payment of the Actual Annual Bonus Amounts for all of the Assumed Employees listed on Schedule 1.1(a). Any refund payments required to be made pursuant to this Section 7.6(a)(ii) shall be made by wire transfer of immediately available funds to an account designated in writing by the Seller or the Buyer, as applicable.
(b)    If the Closing Date occurs in 2017, the Seller shall pay the Actual Annual Bonus Amount and the amount of the employer portion of any Taxes associated with the payment of the Actual Annual Bonus Amount, if any, prior to the Closing Date.
ARTICLE VIII
COVENANTS OF THE PARTIES

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8.1    Regulatory Approvals.
(a)    Each of the Parties shall cooperate with one another and use its reasonable best efforts to prepare all necessary documentation (including furnishing all information required under the HSR Act or Other Antitrust Laws) to effect promptly all necessary filings and to obtain all consents, waivers and approvals necessary to consummate the Transactions. Each of the Seller and the Buyer shall provide to the other copies of all correspondence between it (or its advisors) and any Governmental Antitrust Entity relating to the Transaction or any of the matters described in this Section 8.1. Each of the Seller and the Buyer shall promptly inform the other of any oral communication with, and provide copies of written communications with any Governmental Entity regarding any such filings or any such transaction. No Party hereto shall independently participate in any formal meeting with any Governmental Entity in respect of any such filings, investigation, or other inquiry without giving the Buyer or the Seller, as the case may be, prior notice of the meeting and, to the extent permitted by such Governmental Entity, the opportunity to attend and/or participate. Subject to applicable Law, the Buyer and the Seller will consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party hereto relating to proceedings under the HSR Act or Other Antitrust Law.
(b)    Without limiting the generality of the undertakings pursuant to this Section 8.1, the Parties hereto shall provide or cause to be provided as promptly as practicable to any Governmental Antitrust Entity information and documents requested by any Governmental Antitrust Entity or necessary, proper or advisable to permit consummation of the Transaction, including filing any notification and report form and related material required under the HSR Act as promptly as practicable and in no event later than (i) five Business Days after the date hereof for filings required under the HSR Act (which shall include a request for early termination of the applicable waiting period under the HSR Act) and (ii) 15 Business Days after the date hereof for filings under any Other Antitrust Law, and thereafter to respond promptly to any request for additional information or documentary material that may be made and use reasonable best efforts to obtain early termination of the waiting period under the HSR Act, and approval, consent, authorization or clearance under any Other Antitrust Law. Fees associated with filings required by the HSR Act or Other Antitrust Law shall be borne fifty percent (50%) by the Buyer and fifty percent (50%) by the Seller.
(c)    Each of the Parties hereto shall use its reasonable best efforts to resolve such objections, if any, as may be asserted by any Governmental Antitrust Entity with respect to the Transaction under the HSR Act and any Other Antitrust Law. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall require, or be construed to require, the Buyer to proffer to, or agree to, sell, license or dispose of or hold separate and agree to sell, license or dispose of before or after the Closing, any assets, businesses, or interest in any assets or businesses of the Buyer, any of the Acquired Companies or any of its or their respective Affiliates (or to consent to any sale, license, or disposition, or agreement to sell, license or dispose of, by any Acquired Company, any of their assets or businesses) or to agree to any changes or restrictions in the operations of any such assets or businesses or commence or participate in any litigation, offer or grant any accommodation or undertake any obligation or Liability; and the Seller, Leucadia and the Acquired Companies shall not take or agree to take on any such action without the Buyer’s prior written consent.

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(d)    The Buyer shall not, and shall cause its Affiliates not to, acquire or agree to acquire, by merging with or into or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof if the entering into of a definitive agreement relating to, or the consummation of such acquisition, merger or consolidation would reasonably be expected to: (i) impose any delay in the obtaining of, or increase the risk of not obtaining, any consents of any Governmental Antitrust Entity necessary to consummate the Transactions or the expiration or termination of any applicable waiting period; (ii) increase the risk of any Governmental Antitrust Entity entering an Order prohibiting the consummation of the Transactions; (iii) increase the risk of not being able to remove any such Order on appeal or otherwise; or (iv) delay in any material respect or prevent the consummation of the Transactions.

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8.2    Consents. The Buyer acknowledges that certain consents, approvals and waivers with respect to the Transaction may be required from third parties, including Governmental Entities and parties to Contracts. The Buyer further acknowledges that such consents, approvals and waivers have not been obtained and that certain of such notices and applications may not have been filed, in each case, as of the date hereof. Prior to the Closing, subject to Section 8.1, the Buyer shall cooperate with the Company in any reasonable manner in connection with the Company seeking or obtaining any such consents, approvals and waivers and filing any such notices or applications. Any fees or consideration paid to any third party from whom consent or approval is requested or required, except to the extent otherwise provided herein, shall be paid fifty percent (50%) by the Buyer, on the one hand, and fifty percent (50%) by the Seller, on the other hand. None of the Seller, Leucadia or any of the Acquired Companies shall agree to make any concession with respect to obtaining a consent, approval or waiver that would impose any obligation upon the Company or its Subsidiaries after the Closing or adversely affect the timing or viability of consummating the Transactions without the prior written consent of the Buyer.
8.3    Fulfillment of Closing Conditions. At and prior to the Closing, each Party shall use commercially reasonable efforts to fulfill, and shall cooperate with each other to fulfill, as soon as practicable the conditions specified in Article IX to the extent that the fulfillment of such conditions is within its or his control. In connection with the foregoing, each Party will (a) refrain from any actions that would cause it to be unable to deliver the certificates required pursuant to Sections 9.2(e) or 9.3(c), (b) execute and deliver the applicable agreements and other documents referred to in Article IX, (c) comply with all applicable Laws in connection with its execution, delivery and performance of this Agreement and the Transactions, (d) use commercially reasonable efforts to obtain in a timely manner all necessary waivers, consents and approvals, and make any notice or application filings, in each case, as required under any Laws, Contracts or otherwise, including any Required Consents, and (e) use commercially reasonable efforts to take, or cause to be taken, all other actions and to do, or cause to be done, all other things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable the Transactions.
8.4    Public Announcements. From and after the date hereof, except as may be required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange or stock market, the Seller, the Acquired Companies or the Buyer, or any of their respective Affiliates, may issue any press releases or otherwise make any public statements with respect to the Transactions so long as the party making the release or announcement provides the other party with reasonable advance time to comment on such release or announcement.
8.5    Tax Matters.
(a)    Tax Returns for Periods Ending on or Before the Closing Date. The Seller, at its own expense, shall prepare or cause to be prepared (in a manner consistent with prior practice) all income Tax Returns the Company and the Subsidiaries for all periods ending on or prior to the Closing Date. The Company and the Subsidiaries shall timely file such Tax Returns as so prepared.
(b)    Tax Returns for Periods Beginning on or Before and Ending After the Closing Date. The Buyer shall prepare or cause to be prepared and file or cause to be filed any income Tax Returns of the Company and the Subsidiaries for Tax periods which begin on or before the Closing Date and end after the Closing Date (“Straddle Periods”). The Buyer shall permit the Seller to review and comment on such Tax

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Returns prior to filing and shall not file such Tax Returns without the consent of the Seller, which consent shall not be unreasonably withheld, conditioned or delayed. For purposes of Section 11.2(a)(vi), the amount of Taxes attributable to the portion of a Straddle Period through the end of the Closing Date, in the case of any Taxes that are imposed on a periodic basis and are not based upon or related to income or receipts or expenses, shall be deemed to be the amount of Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period. In the case of all Straddle Period Taxes not described in the preceding sentence, the portion of the Taxes associated with the portion of a Straddle Period ending on the Closing Date shall be determined based on an interim closing of the books as of the Closing Date; provided, however, that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be apportioned between the portion of the period ending on the Closing Date and the portion of the period beginning after the Closing Date in proportion to the number of days in each such period. Notwithstanding the foregoing, any Taxes attributable to any action prohibited by Section 8.5(h) shall be included in the Tax period beginning on the day after the Closing.
(c)    Amended Tax Returns. The Buyer shall not, nor shall it permit or cause any of its Affiliates, the Company, or any of the Subsidiaries to, amend, file, refile, revoke or otherwise modify any Tax Return or Tax election of the Company or any of the Subsidiaries with respect to Tax periods that begin prior to the Closing Date without consent of the Seller, which consent shall not be unreasonably withheld, conditioned or delayed.
(d)    Cooperation on Tax Matters. The Buyer and the Seller shall and shall cause their Affiliates to, cooperate fully, as and to the extent reasonably requested by the other, in connection with the filing of any Tax Returns (including the completion of any IRS Forms 5471) and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include (i) the retention and (upon the other’s request) the provision of records and information which are reasonably relevant to any Tax Return, audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder; (ii) assistance to the other party in preparing any Tax Returns which such other party is responsible for preparing and filing in accordance with this Section 8.5 and in connection therewith, providing the other party with any necessary powers of attorney; and (iii) cooperating fully in preparing for and defending any audits of, or disputes with Taxing Authorities regarding, any Tax Returns of the Company and each Subsidiary.
(e)    Transfer Taxes. All transfer (including real property transfer and equity interest transfer), documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be paid fifty percent (50%) by Buyer and fifty percent (50%) by Seller when due. All necessary Tax Returns and other documentation with respect to such Taxes will be prepared and filed by the party required to file such Tax Returns under applicable Law.
(f)    Tax Refunds. Any Tax refunds (and interest, if any, thereon) or benefit of crediting an overpayment or over-accrual of Taxes (and interest, if any, thereon) that are received by or credited to the Buyer, the Company, or any of the Subsidiaries, with respect to a taxable period or portion of the Straddle Period ending on or before the Closing Date shall be for the account of the Seller, and the Buyer shall pay or cause to be paid over to the Seller any such refund or benefit of crediting of an overpayment (and any interest

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with respect thereto); provided, that such refund or benefit of crediting an overpayment is not reflected in and taken into account as a Current Asset in the calculation of Working Capital. Such payment shall be paid over to the Seller within 60 Business Days after receipt or benefit thereof. For the avoidance of doubt, all Tax refunds (and interest, if any, thereon) or benefit of crediting an overpayment or over-accrual of Taxes (and interest, if any, thereon) with respect to a taxable period or portion of the Straddle Period that begins on or after the day after the Closing Date shall be for the account of the Buyer, the Company or any of the Subsidiaries.
(g)    Deductions. The Buyer and the Seller agree that payments made with respect to Indebtedness of the Company, Seller Transaction Expenses and Transaction Bonus Amounts, to the extent such payments give rise to Tax deductions, Tax Losses, and Tax credits or otherwise may offset taxable income or Tax under applicable Law, shall, to the extent permitted by applicable Law, be considered to arise in the taxable period that ends on the Closing Date, and shall be claimed by the Seller in such period, and provisions of this Agreement shall be interpreted and applied in a manner consistent therewith.
(h)    No Closing Date Tax Actions. Neither the Buyer nor its Affiliates (including the Company and the Subsidiaries after the Closing) shall cause to be made any extraordinary transaction or event on the Closing Date that could result in any increased Tax Liability for which the Seller would be responsible (through payment, indemnification pursuant to this Agreement, or otherwise); provided, however, that the Buyer, in its sole discretion, shall be permitted to make elections under Section 338(g) of the Code with respect to Conwed NV.
(i)    Tax Mitigation. The Parties agree to use reasonable efforts to obtain any certificate or other document from any Person or take such other actions as may be necessary to mitigate, reduce or eliminate any Tax that could otherwise be imposed with respect to a taxable period or portion of the Straddle Period ending on or before the Closing Date.
(j)    Responsibility for Post-Closing Taxes. The Buyer shall be responsible for all Taxes of the Company and all Subsidiaries that are attributable to the portion of the Straddle Period that begins the day after Closing, and all Tax periods that begin after the Closing.
(k)    Conwed NV Tax Matters. The Seller shall, in accordance with the procedures set forth in Section 11.4(b), control any Tax audits or other proceedings with respect to Belgian Tax matters and Conwed NV (or, to the extent relevant, any direct or indirect shareholder of Conwed NV) for any Tax period ending on or before the Closing Date and any Straddle Period, and the Buyer shall and shall cause its Affiliates to cooperate with respect to any such audit or proceeding, including by providing any power of attorney or other authorization permitting the Seller to so act. For the avoidance of doubt, the Seller shall be entitled to any Tax refunds resulting from such audit or proceeding, consistent with Section 8.5(f), and shall be permitted to control any such audit or proceeding even if no liability for Tax, or accompanying indemnification obligation on the part of the Seller, is expected; provided, however, that the Seller shall not be entitled to settle any such audit or proceeding if such settlement adversely affects the liability for Taxes of any Buyer Indemnified Party without the prior written consent of the Buyer, which consent shall not be unreasonably withheld, conditioned or delayed.
8.6    Certain Restrictive Covenants.

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(a)    During the period from the Closing Date through the date that is (1) 36 months following the Closing Date, in the case of Section 8.6(a)(i), Section 8.6(a)(ii) and Section 8.6(a)(iii) or (2) 30 months following the Closing Date, in the case of Section 8.6(a)(iv) (either such period, the “Restricted Period”), the Seller, Leucadia and each of their respective Affiliates (other than the Persons identified on Schedule 8.6(a)) (each, a “Restricted Party” and together, the “Restricted Parties”) shall not, directly or indirectly, as agent, employee, employer, consultant, distributor, representative, stockholder, manager, partner or in any other capacity:
(i)    employ or engage, or recruit or solicit for employment or engagement (as a consultant or otherwise) any of the management employees of the Company or any of the Subsidiaries identified on Schedule 8.6(a)(i) (provided, that the foregoing shall not prohibit solicitation or hiring of such employees (A) through the use of general solicitations, including through media advertisements, job boards or employment search firms, in the ordinary course of business that are not targeted at such employees, (B) who are terminated by the Company or any of its Subsidiaries prior to the commencement of such solicitation or hiring, or (C) who voluntarily terminated their employment or engagement with the Company or any of its Subsidiaries and have accordingly ceased to be employed or retained by the Company or any of its Subsidiaries for at least six months prior to the commencement of such solicitation or hiring);
(ii)    make (or cause to be made) to any Person any disparaging or derogatory or otherwise negative or false comments or statements concerning the Company, the Subsidiaries or the Buyer, or any of their respective officers, directors, managers, employees, partners, shareholders or agents (or any of their products or services or respective business reputation or personal reputation);
(iii)    interfere or attempt to interfere with the relationship of the Company, its Subsidiaries, the Buyer or any of their respective Affiliates with any Specified Business Contact or encourage, induce, attempt to induce, solicit or attempt to solicit (on his, her or its own behalf or on behalf of any other Person) any Specified Business Contact to terminate or adversely modify its business relationship with the Company or its Subsidiaries; or
(iv)    in the Restricted Area, own, manage, engage in, operate, control, consult with, maintain any interest in or participate in the ownership, management, operation or control of, any business, whether in corporate, proprietorship, partnership or other form, whether by Contract or otherwise, that engages in the Business (a “Restricted Business”); provided, however, that the restrictions contained in this Section 8.6 shall not restrict the acquisition of less than five percent (5%) of the outstanding Equity Interests of any publicly traded company engaged in a Restricted Business. As used herein, “Restricted Area” shall mean the entire world.
(v)    The Parties acknowledge that to the extent a breach of this Section 8.6 has occurred, the court may, in its discretion, award as a nonexclusive remedy to the Buyer an extension of the applicable Restricted Period by the length of time during which such Restricted Party was in breach of the terms of the applicable provisions as determined by the court.
(b)    The Parties acknowledge and agree that the restrictions contained in this Section 8.6 are reasonable (including as to scope, time and area), not unduly restrictive of each applicable Restricted Party’s rights, supported by adequate consideration and necessary protection of the immediate interests of the Buyer, and any violation of these restrictions may cause immediate and irreparable injury to the Buyer for

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which there may be no adequate monetary damages. In addition, the Parties acknowledge and agree that the restrictions contained in this Section 8.6 are essential elements of this Agreement and that but for these restrictions, the Buyer would not have agreed to enter into this Agreement and the Transactions, and each Restricted Party agrees not to challenge the validity or importance of such restrictions. If any court determines that any provision of this Section 8.6 is unenforceable, such court will have the power, and is hereby requested in such event, to reduce the duration or scope of such provision, as the case may be, or terminate such provision until, in such reduced form, such provision shall be enforceable. It is the intention of the parties hereto that the foregoing restrictions shall not be terminated, unless so terminated by a court, but shall be deemed amended to the extent required to render them valid and enforceable, such amendment to apply only with respect to the operation of this Section 8.6 in the jurisdiction of the court that has made the adjudication.
(c)    For the avoidance of doubt, nothing contained in this Section 8.6 shall be deemed to bind any Affiliate of the Seller (including, without limitation, any individuals, Jefferies Group LLC or any of its subsidiaries and any subsidiaries of Leucadia engaged in asset management (solely with respect to such asset management business)) other than the Restricted Parties.
8.7    Exclusivity. During the period from the date of this Agreement through the Closing or the earlier termination of this Agreement pursuant to Section 10.1, the Seller, the Company, and Leucadia shall not, and shall direct their managers, officers, employees, investment bankers and other Affiliates and representatives not to, (a) solicit, initiate or knowingly encourage the initiation of any inquiry, proposal, or offer concerning any acquisition of all or substantially all of the assets or Equity Interests, equity or debt financing, joint venture, merger, reorganization, consolidation, recapitalization, business combination, liquidation, dissolution, equity exchange, sale of all or substantially all of the Equity Interests, sale of all or substantially all of the assets or similar business transaction involving the Company or any of its Subsidiaries (a “Sale Transaction”) or (b) participate in any discussions or negotiations with any third party regarding, or furnish to any third party any information in connection with, any Sale Transaction. If the Seller, any Acquired Company, or Leucadia receives any offer, proposal or inquiry with respect to a Sale Transaction, they shall promptly inform the Buyer of such offer, proposal or inquiry by written notice (such notice to include all material details of such offer, proposal or inquiry).
8.8    Business Confidential Information. The Seller and Leucadia each understands and acknowledges that such Person has had access to and has learned (a) information proprietary to the Company and the Subsidiaries, including Intellectual Property and Technology, policies and strategies, details of client and consultant contracts, operations methods, product development techniques, business plans and all other confidential information with respect to the business of the Company and its Subsidiaries and (b) other confidential or proprietary information of the Buyer or its Affiliates obtained by such Person prior to the Closing or otherwise pursuant to the terms of this Agreement and the other agreements contemplated hereby (collectively, the “Business Confidential Information”). The Seller and Leucadia hereby agrees that, upon the terms and subject to the conditions set forth herein, until the five year anniversary of the Closing Date, except as otherwise expressly provided in this Agreement, such Person (i) will keep confidential all Business Confidential Information, and (ii) will not, directly or indirectly, disclose any Business Confidential Information to any third party or use any Business Confidential Information in any competing manner, in each case, other than for the benefit of the Buyer, the Company or the Subsidiaries in performance of such Person’s duties as an officer or employee of the Buyer, the Company or a Subsidiary. The restrictions contained in this Section 8.8 shall not apply to any information which (x) is at the Closing Date or thereafter becomes generally

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available to the public other than as a result of a disclosure, directly or indirectly, by the Seller or Leucadia in violation of this Agreement or a breach by any other Person of any legal or contractual obligation known to the Seller or Leucadia, (y) is required to be disclosed by applicable Law, provided, that, in such event, the Seller or Leucadia (as applicable) shall use reasonable efforts to give reasonable advance notice of such requirement to the Buyer to enable the Buyer or any of the Company or its Subsidiaries to seek a protective order or other appropriate remedy with respect to such permitted disclosure, or (z) becomes available to the Seller or Leucadia on a non-confidential basis from a source other than the Company or its Subsidiaries, provided, that such source is not known to the Seller or Leucadia (as applicable) to be bound by a confidentiality agreement to the Company or any of its Subsidiaries.
8.9    Related Party Accounts and Agreements. On or before the Closing Date, the Acquired Companies shall: (a) cancel all loans or other accounts between the Company or any of its Subsidiaries, on the one hand, and any Related Person, on the other hand; and (b) take all actions necessary to terminate all rights and obligations under all Contracts (other than as to any restrictive covenants contained therein that bind any current or former owners, officers or employees of the Company or any Subsidiary), business relationships or commitments between the Acquired Companies, on the one hand, and any Related Person, on the other hand (the “Related Party Agreements”). Following the Closing Date, except with respect to any restrictive covenants assigned pursuant to the Master Restrictive Covenant Assignment Agreement, neither the Acquired Companies nor any of their Affiliates (including the Buyer and its Affiliates), on the one hand, nor the Seller or any other Related Person, on the other hand, shall have any Liability to the other with respect to any Related Party Agreement (other than any rights to indemnification contemplated by Article XI).
8.10    Release. Effective upon and following the Closing, (a) the Buyer and Parent, on their own behalf and on behalf of the Company, each of its Subsidiaries and each of their respective Affiliates and representatives, generally, irrevocably, unconditionally and completely releases and forever discharges the Seller, Leucadia and each of their respective Affiliates and each of the Seller’s, Leucadia’s and their respective Affiliates’ respective former, current and future direct or indirect Affiliates (other than the Acquired Companies), representatives, equityholders, controlling Persons, shareholders, members and general or limited partners, and each of their respective successors and assigns and each of their Related Persons (collectively, the “Seller Released Parties”) from all past, present and future disputes, claims, Losses, controversies, demands, rights, Liabilities and Legal Proceedings of every kind and nature arising from any matter concerning the Company or any of its Subsidiaries occurring prior to the Closing Date (other than as contemplated hereby), including for controlling equityholder liability or breach of any fiduciary duty relating to any pre-Closing actions or failures to act by the Seller Released Parties, and (b) the Seller and Leucadia on their own behalf and on behalf of their respective equityholders, Affiliates and representatives, generally, irrevocably, unconditionally and completely releases and forever discharges, the Buyer and Parent and their Affiliates (including the Company and its Subsidiaries) and each of the Buyer’s, Parent’s and their Affiliates’ respective former, current and future direct or indirect Affiliates, equityholders, controlling Persons, shareholders, members and general or limited partners, and each of their respective successors and assigns and each of their Related Persons from all past, present and future disputes, claims, Losses, controversies, demands, rights, Liabilities and Legal Proceedings of every kind and nature arising from any matter concerning the Company or any of its Subsidiaries (other than as contemplated hereby and for any rights for indemnification or exculpation as directors or officers of the Company or any of its Subsidiaries pursuant to such entity’s Organizational Documents); provided, however, in the case of the foregoing clauses (a) and (b), that nothing in this Section

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8.10 shall constitute a release or waiver of any rights provided under this Agreement or any of the other Transaction Documents.
ARTICLE IX
CONDITIONS TO CLOSING
9.1    Conditions to Obligations of the Buyer and the Seller. The obligations of the Buyer and the Seller to consummate the Transaction are subject to the satisfaction on or prior to the Closing Date of the following conditions:
(a)    The waiting period applicable to the consummation of the Transaction under the HSR Act and any applicable waiting period, approval, consent, authorization or clearance under the Other Antitrust Laws shall have expired, been terminated or obtained and all other authorizations and Orders of, declarations and filings with, and notices to any Governmental Entity required to permit the consummation of the Transaction shall have been obtained or made.
(b)    No temporary restraining Order, preliminary or permanent injunction or other Order preventing the consummation of the Transaction shall be in effect. No Law shall have been enacted or shall be deemed applicable to the Transaction which makes the consummation of the Transaction illegal.
9.2    Conditions to Obligation of Buyer. The obligation of the Buyer to consummate the Transaction is subject to the satisfaction (or waiver by the Buyer in its sole discretion) of the following further conditions:
(a)    (i) Each of the representations and warranties of the Seller and the Company set forth in this Agreement (other than the Company Fundamental Representations and other than the representation and warranty set forth in Section 3.8(b)) shall be true and correct at and as of the date hereof and at as of the Closing Date as if made at and as of such date (without giving effect to any “materiality,” “in all material respects,” “Company Material Adverse Effect” or similar qualifiers in such representations and warranties) (except to the extent that such representations and warranties are made as of an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date), except where the failure of such representations and warranties to be true and correct, individually and in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect; (ii) each of the Company Fundamental Representations (other than the representation and warranty set forth in Section 3.4) shall be true and correct in all material respects at and as of the date hereof and at and as of the Closing Date as if made at and as of such date, except to the extent that such representations and warranties are made as of an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date; (iii) the representations and warranties set forth in Section 3.4 shall be true and correct in all respects at and as of the date hereof and at and as of the Closing Date as if made at and as of such date, except to the extent that the failure of such representations and warranties to be true and correct in all respects, individually and in the aggregate, has not had and would not reasonably be expected to result in Losses of $500,000 or more; and (iv) the representation and warranty set forth in Section 3.8(b) shall be true and correct in all respects at and as of the date hereof and at and as of the Closing Date as if made at and as of such date.

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(b)    The Company shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by them at or prior to the Closing Date.
(c)    (i) Each of the representations and warranties of the Seller concerning the Seller or the Transaction set forth in this Agreement (other than the Seller Fundamental Representations) shall be true and correct at and as of the date hereof and at and as of the Closing Date as if made at and as of such date (without giving effect to any “materiality,” “in all material respects,” “Seller Material Adverse Effect” or similar qualifiers in such representations and warranties) (except to the extent that such representations and warranties are made as of an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date), except where the failure of such representations and warranties to be true and correct, individually and in the aggregate, has not had and would not reasonably be expected to have a Seller Material Adverse Effect; (ii) each of the Seller Fundamental Representations (other than the representation and warranty set forth in Section 4.4) shall be true and correct in all material respects at and as of the date hereof and at and as of the Closing Date as if made at and as of such date, except to the extent that such representations and warranties are made as of an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date; and (iii) the representation and warranty set forth in Section 4.4 shall be true and correct in all respects at and as of the date hereof and at and as of the Closing Date as if made at and as of such date.
(d)    The Seller and Leucadia shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by them at or prior to the Closing Date.
(e)    The Seller shall have delivered, or caused to be delivered, to the Buyer all documents or instruments as provided in Section 2.3(b).
(f)    The Conwed NV Acquisition Closing shall have occurred.
9.3    Conditions to Obligation of the Seller and the Company. The obligation of the Seller, and the Company to consummate the Transaction is subject to the satisfaction (or waiver by the Seller in its sole discretion) of the following further conditions:
(a)    (i) Each of the representations and warranties of the Buyer set forth in this Agreement (other than the Buyer Fundamental Representations) shall be true and correct at and as the date hereof and at and as of the Closing Date as if made at and as of such date (without giving effect to any “materiality,” “in all material respects” or similar qualifiers in such representations and warranties), except (A) to the extent that such representations and warranties are made as of an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date or (B) where the failure of such representations and warranties to be true and correct as of the Closing Date has not had a Buyer Material Adverse Effect; and (ii) each of the Buyer Fundamental Representations shall be true and correct in all material respects at and as of the date hereof and at and as of the Closing Date as if made at and as of such date.

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(b)    The Buyer shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date.
(c)    The Buyer shall have delivered, or caused to be delivered, to Seller and the Company all documents or instruments as provided in Section 2.3(c).
ARTICLE X
TERMINATION
10.1    Termination.
(a)    This Agreement may be terminated and the Transaction abandoned at any time prior to the Closing:
(i)    by mutual written consent of the Buyer and the Seller;
(ii)    by the Buyer or the Seller if the Closing does not occur on or before April 30, 2017 (the “Drop Dead Date”); provided, that (A) if the Seller or the Company has delivered a notice of termination within five Business Days of April 30, 2017, the Drop Dead Date shall be extended to the date that is five Business Days after the date such notice was received by the Buyer and (B) the right to terminate this Agreement under this clause (ii) shall not be available to any Party whose breach of a representation, warranty, covenant or agreement under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date; provided, further, that if all of the closing conditions set forth in Article IX have been satisfied other than clearance under the HSR Act or Other Antitrust Laws in accordance with Section 8.1, the Drop Dead Date shall be automatically extended for a period of two months;

(iii)    by the Buyer if (A) there has been a breach by the Seller or the Company of any representation, warranty, covenant or agreement contained in this Agreement or the Company Disclosure Schedule or if any representation or warranty of the Seller or the Company shall have become untrue and such that the conditions set forth in Sections 9.2(a), 9.2(b), 9.2(c), or 9.2(d) would not be satisfied, and (B) such breach is not curable or, if capable of being cured, is not cured within 10 days of the Buyer providing notice of such breach to the Seller;
(iv)    by the Seller if (A) there has been a breach by the Buyer of any representation, warranty, covenant or agreement contained in this Agreement or if any representation or warranty of the Buyer shall have become untrue and such that the conditions set forth in Sections 9.3(a) or 9.3(b) would not be satisfied, and (B) such breach is not curable or, if capable of being cured, is not cured within 10 days of the Seller providing notice of such breach to the Buyer;
(v)    by the Buyer or the Seller if a Governmental Entity shall have issued an Order or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Transaction, which Order or other action is final and non-appealable; or

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(b)    The Party desiring to terminate this Agreement pursuant to Section 10.1(a)(ii), 10.1(a)(iii), 10.1(a)(iv) or 10.1(a)(v) shall give written notice of such termination to the other Parties hereto.
10.2    Effect of Termination. In the event of termination of this Agreement as provided in Section 10.1, this Agreement shall immediately become void and there shall be no Liability or obligation on the part of the Buyer, the Seller or the Company or their respective officers, directors, shareholders or Affiliates, except as set forth in Section 10.3; provided, that the provisions of Sections 7.1 (Confidentiality), 8.4 (Public Announcements), this 10.2 (Effect of Termination) and 10.3 (Remedies) and Article XII of this Agreement shall remain in full force and effect and survive any termination of this Agreement. Notwithstanding the foregoing, if such termination is due to the knowing, material non-fulfillment of any covenant or agreement herein by any Party, such Party shall be fully liable to the other Party hereto for all costs and expenses (including, reasonable attorneys’ fees and expenses) actually incurred in good faith by such other Party in connection with this Agreement and the Transactions and for all damages sustained or incurred by such other Party as a result thereof.
10.3    Remedies. Any Party terminating this Agreement pursuant to Section 10.1 shall have the right to recover damages sustained by such Party as a result of any willful breach by the other Party of any representation, warranty, covenant or agreement contained in this Agreement or intentional and knowing fraud or willful misrepresentation; provided, however, that the Party seeking relief is not in breach of any representation, warranty, covenant or agreement contained in this Agreement under circumstances which would have permitted the other Party to terminate this Agreement under Section 10.1.
ARTICLE XI
INDEMNIFICATION
11.1    Survival of Provisions.
(a)    The representations and warranties of the Parties contained in this Agreement, and the representations and warranties of the parties to the Conwed NV Purchase Agreement contained therein, shall survive the Closing until 15 months following the Closing Date, provided, that the Fundamental Representations shall survive the Closing indefinitely, the representations and warranties contained in Section 3.18 (Environmental Matters) shall survive the Closing until three years following the Closing Date, and the Specified Representations shall survive the Closing until the 60th day following the expiration of all applicable statutes of limitations (the “Expiration Date”). The covenants and agreements of the Parties contained in this Agreement, and the covenants and agreements of the parties to the Conwed NV Purchase Agreement contained therein, shall survive the Closing in accordance with their respective terms. Seller’s obligations pursuant to Section 11.2(a)(vi) shall survive the Closing until the 60th day following the expiration of all applicable statutes of limitations. Seller’s obligations pursuant to Section 11.2(a)(viii) shall survive the Closing until the third anniversary of the Closing Date.
(b)    Notwithstanding any of the foregoing provisions to the contrary, the obligations for indemnification as provided under Sections 11.2(a)(i), 11.2(a)(ii) and 11.3(a)(i) shall not terminate with respect to any Losses as to which the Person to be indemnified shall have given notice to the indemnifying party in accordance with Sections 11.4(a) and 11.4(b) before the applicable Expiration Date.
11.2    Indemnification by the Seller.

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(a)    Subject to Sections 11.5, 11.6 and 11.7 hereof, the Seller shall indemnify and hold the Buyer Indemnified Parties harmless from and against any and all Losses (without duplication), and pay to the applicable Buyer Indemnified Parties the amount of, any and all Losses based upon, resulting from or in connection with:
(i)    the failure of any of the representations or warranties made by (A) the Seller or the Company in Article III of this Agreement to be true and correct in all respects at and as of the date hereof and the Closing Date and (B) the Company or Leucadia in the Conwed NV Purchase Agreement to be true and correct in all respects at and as of the Closing Date (or, in the case of clause (A) or (B), to the extent such representations or warranties were made only as of a specified date, the failure of such representations or warranties to be true and correct in all respects as of such specified date);
(ii)    the failure of any of the representations or warranties made by the Seller in Article IV of this Agreement to be true and correct in all respects at and as of the date hereof and the Closing Date (or, to the extent such representations or warranties were made only as of a specified date, the failure of such representations or warranties to be true and correct in all respects as of such specified date);
(iii)    the breach of any Pre-Closing Covenant on the part of the Company;
(iv)    the breach of (A) any covenant in this Agreement on the part of the Seller or (B) any covenant in the Conwed NV Purchase Agreement on the part of the Company or Leucadia;
(v)    any Indebtedness, unpaid Seller Transaction Expenses or Transaction Bonus Amounts for which any of the Acquired Companies is obligated, or the non-payment by the Seller of any amount owed in respect of the Final Working Capital in accordance with Section 2.6(d)(i)(B);
(vi)    the non-payment of any Taxes of the Company or the Subsidiaries for all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any Straddle Period (computed in accordance with Sections 8.5(b));
(vii)    the Specified Matters; and
(viii)    personal injury claims alleging exposure to Hazardous Materials in indoor air at the Leased Company Property located in Minneapolis, Minnesota above applicable state or federal vapor intrusion action levels due to chlorinated solvent groundwater impacts from off-site sources to the extent any such Loss (A) arises in whole or in part from any acts or omissions of the Company or any of its Subsidiaries during Leucadia’s period of ownership of the Equity Interests of the Company and (B) is not otherwise recovered by Buyer or its Affiliates pursuant to applicable workers’ compensation insurance policies.
(b)    The Buyer shall use and shall cause its Affiliates to use their respective commercially reasonable efforts to mitigate and otherwise minimize any Loss to the extent required by applicable Law upon and after becoming aware of any event which would reasonably be expected to give rise to Losses that may be indemnifiable under this Section 11.2 (it being understood and agreed that any reasonable out-of-pocket fees, costs or expenses incurred in connection with such mitigation shall themselves constitute Losses, to the extent the Losses mitigated would have been indemnifiable pursuant to this Section 11.2).

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11.3    Indemnification by Buyer.
(a)    Subject to Sections 11.5 and 11.6 hereof, the Buyer hereby agrees to indemnify and hold the Seller Indemnified Parties harmless from and against (without duplication), and pay to the applicable Seller Indemnified Parties the amount of, any and all Losses based upon, resulting from or in connection with:
(i)    the failure of any of the representations or warranties made by (A) the Buyer in this Agreement to be true and correct in all respects at and as of the date hereof and the Closing Date and (B) the Buyer or its applicable designee or designees in the Conwed NV Purchase Agreement to be true and correct in all respects at and as of the Closing Date (or, in either case, to the extent such representations or warranties were made only as of a specified date, the failure of such representations or warranties to be true and correct in all respects as of such specified date);
(ii)    the breach of (A) any covenant in this Agreement on the part of the Buyer or (B) any covenant in the Conwed NV Purchase Agreement on the part of the Buyer or its applicable designee or designees;
(iii)    the non-payment by the Buyer of any amount owed in respect of the Final Working Capital in accordance with Section 2.6(d)(i)(A);
(iv)    a release or spill of any Hazardous Materials to the extent attributable to the operations of the Subtenant during the term of the Dover Sublease at, to or from the Leased Company Property located at 2211 and 2243 State Route 516, NW, Dover Ohio; and
(v)    any breach on the part of the Company, its Subsidiaries or any of their successors or assigns of any covenant that by its nature is to be performed after Closing.
(b)    The Seller shall use and shall cause its Affiliates to use their respective commercially reasonable efforts to mitigate and otherwise minimize any Loss to the extent required by applicable Law upon and after becoming aware of any event which would reasonably be expected to give rise to Losses that may be indemnifiable under this Section 11.3 (it being understood and agreed that any reasonable out-of-pocket fees, costs or expenses incurred in connection with such mitigation shall themselves constitute Losses, to the extent the Losses mitigated would have been indemnifiable pursuant to this Section 11.3).
11.4    Indemnification Procedures.
(a)    A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to (i) the Seller, in respect of a claim for which indemnification is sought under Section 11.2(a), and (ii) the Buyer, in respect of a claim for which indemnification is sought under Section 11.3(a), in each case, prior to expiration of the applicable survival period for the provision or obligation forming the basis thereof.
(b)    In the event of any Indemnification Claim (including an audit with respect to Taxes), the indemnified party subject to such claim shall promptly cause written notice of the assertion of such Indemnification Claim of which it has knowledge to be forwarded to (i) the Seller, in respect of an Indemnification Claim for which payment may be sought under Section 11.2, and (ii) the Buyer, in respect of

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an Indemnification Claim for which payment may be sought under Section 11.3. The failure of the indemnified party to give reasonably prompt notice of any such Indemnification Claim shall not release, waive or otherwise affect the indemnifying party’s obligations with respect thereto except to the extent that the indemnifying party is prejudiced as a result of such failure. The indemnifying party shall have the right, at its sole option and expense, to be represented by counsel of its choice, which must be reasonably satisfactory to the indemnified party, and to defend against, negotiate or otherwise deal with any Indemnification Claim which relates to any Losses indemnified by it hereunder. Except as otherwise expressly provided herein, the indemnifying party shall not be entitled to assume control of an Indemnification Claim, and the indemnifying party shall pay the reasonable fees and expenses of counsel retained by the indemnified party (to the extent the Indemnification Claim is determined to be indemnifiable under this Article XI), if (A) the Indemnification Claim relates to or arises in connection with any criminal proceeding, action, indictment or allegation, (B) the Indemnification Claim seeks injunctive or other equitable relief, or (C) the Indemnification Claim involves a claim by a customer or supplier of the indemnified party or a Governmental Entity that, if adversely determined, would impair in any material respect the financial condition, business, operations, reputation or prospects of the indemnified party. Notwithstanding the foregoing, in the event the Indemnifying Party is not entitled to assume control of an Indemnification Claim pursuant to the immediately preceding sentence, unless impermissible under applicable Law or deemed impermissible by a Governmental Entity, the indemnifying party may participate, at its own expense, in the defense of such Indemnification Claim. If the indemnifying party elects to defend against, negotiate, settle or otherwise deal with any Indemnification Claim which relates to any Losses indemnified against by it hereunder, it shall within 30 days (or sooner, if the nature of the Indemnification Claim so requires) notify the indemnified party of its intent to do so. If the indemnifying party does not elect to defend against, negotiate, settle or otherwise deal with any Indemnification Claim which relates to any Losses indemnified against hereunder, the indemnified party may defend against, negotiate, settle or otherwise deal with such Indemnification Claim and its costs of doing so shall constitute Losses for purposes of Section 11.2 or 11.3. If the indemnifying party shall assume the defense of any Indemnification Claim, the indemnified party may participate, at his or its own expense, in the defense of such Indemnification Claim; provided, however, that such Person shall be entitled to participate in any such defense with separate counsel at the reasonable expense of the indemnifying party (but subject to Section 11.5 and 11.6) if, (1) so requested by the indemnifying party to participate or (2) in the reasonable opinion of counsel to the indemnified party, a conflict or potential conflict exists between the indemnified party and the indemnifying party that would make such separate representation advisable; and provided, further that the indemnifying party shall not be required to pay for more than one such counsel (plus any appropriate local counsel) for all indemnified parties in connection with any Indemnification Claim. The Parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such Indemnification Claim. Notwithstanding anything in this Section 11.4 to the contrary, neither the indemnifying party nor the indemnified party shall, without the written consent of the Seller or the Buyer as applicable (such consent not to be unreasonably withheld, conditioned or delayed), settle or compromise any Indemnification Claim or permit a default or consent to entry of any judgment unless the claimant provides an unqualified release of the indemnified party and the indemnifying party from all Liability in respect of the Indemnification Claim. Notwithstanding the foregoing, if (x) a settlement offer solely for money damages is made by the applicable third party claimant and the third party claimant is willing to issue a full release of both the indemnifying party and the indemnified party, and (y) the indemnifying party notifies the indemnified party in writing of the indemnifying party’s willingness to accept the settlement offer and, subject to the applicable limitations of Sections 11.5 and 11.6, pay the amount called for by such offer, and the indemnified party declines to accept such offer, the indemnified party may continue to contest such Indemnification Claim, free of any participation

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by the indemnifying party, at its own expense, and the amount of any ultimate Liability with respect to such Indemnification Claim that the indemnifying party has an obligation to pay hereunder shall be limited to the lesser of (A) the amount of the settlement offer that the indemnified party declined to accept plus any other Losses of the indemnified party relating to such Indemnification Claim through the date of its rejection of the settlement offer or (B) the aggregate Losses of the indemnified party with respect to such Indemnification Claim (but in any case, subject to Sections 11.5 and 11.6).
(c)    After any final decision, judgment or award shall have been rendered by a Governmental Entity of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the indemnified party and the indemnifying party shall have arrived at an agreement with respect to an Indemnification Claim hereunder, the indemnified party shall forward to the indemnifying party notice of any sums due and owing by the indemnifying party pursuant to this Agreement with respect to such matter.
11.5    Certain Limitations on Indemnification.
(a)    Notwithstanding the provisions of this Article XI, neither the Seller nor the Buyer shall have any indemnification obligations for Losses under Section 11.2(a)(i), Section 11.2(a)(ii) or Section 11.3(a)(i), (i) for any individual item, or group of items arising out of the same or series of similar facts, conditions or events, where the aggregate amount of Losses relating thereto is less than the Sub-Basket and where the aggregate amount of Losses relating thereto is equal to or exceeds the Sub-Basket, the Buyer Indemnified Parties or the Seller Indemnified Parties, as the case may be, shall be entitled to indemnification for the full amount of such individual item (or group of items as set forth above), subject to clause (ii) below, and (ii) unless the aggregate amount of all Losses on a cumulative basis suffered by Buyer Indemnified Parties or the Seller Indemnified Parties, as the case may be, exceeds the Deductible, and then only to the extent of such excess. In no event shall the aggregate indemnification for which the Seller is obligated under Section 11.2(a)(i) and Section 11.2(a)(ii) exceed the Cap, provided that the limitations on indemnification set forth in this Section 11.5(a) shall not apply to Losses based upon or resulting from the failure of any of the Fundamental Representations of the Company or of the Seller or the Specified Representations to be true and correct in all respects at and as of the date hereof and as of the Closing Date.
(b)    Notwithstanding anything herein to the contrary, neither the Buyer nor the Seller shall be liable, other than with respect to intentional and knowing fraud, for any amount in excess of the Purchase Price plus the Conwed NV Enterprise Value.
(c)    No Buyer Indemnified Party shall make any claim for indemnification under this Article XI in respect of (i) any amount to extent that it is specifically reflected in and taken into account as a Current Liability in the calculation of Working Capital, including any adjustment to the Purchase Price pursuant to Section 2.6 or (ii) any Loss to the extent such Loss arises from the same set of facts with respect to which the Indemnitee previously asserted its indemnification rights under this Article XI and recovered its Losses thereunder.
11.6    Calculation of Losses.
(a)    The amount of any Losses for which indemnification is provided under this Article XI shall (i) be net of any Tax benefits actually recognized as a cash reduction in Taxes or by the indemnified

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party and amounts actually recovered by the indemnified party under insurance policies or otherwise with respect to such Losses (net of any Tax or expenses incurred in connection with such recovery), (ii) be net of any amounts recovered by the indemnified party from Collateral Sources, (iii) take into account all increases in Taxes payable by the indemnified party as a result of the receipt of the indemnity payment, and (iv) to the extent not previously taken into account in computing the amount of the Loss, all increases in Taxes payable by the indemnified party for all affected taxable years and periods as a result of the event giving rise to such Loss. If amounts are recovered from a Collateral Source after an indemnifying party makes a payment to or on behalf of an Indemnified Party pursuant to this Article XI, the net proceeds thereof shall promptly be remitted to the Indemnifying Party that made such payment. The Parties acknowledge and agree that no right of subrogation to any rights of any party hereunder shall accrue or inure to the benefit of any Collateral Source.
(b)    Notwithstanding anything to the contrary elsewhere in this Agreement, no party shall, in any event, be liable to any other Person for any punitive damages of such other Person, except to the extent payable to a third party.
11.7    Materiality. The Parties hereto hereby acknowledge and agree that, except for the representations set forth in Section 3.8(b), for the purpose of determining the amount of the applicable Losses, qualifications as to materiality or material adverse effect (or any similar qualification) in any representation, warranty or covenant set forth herein or in any other document contemplated by this Agreement shall be ignored.
11.8    Tax Treatment of Indemnification Payments. All payments made pursuant to this Article XI shall be treated as adjustments to the Purchase Price for all Tax purposes, unless otherwise required by applicable Law.
11.9    Exclusive Remedy. From and after the Closing, other than with respect to the Parties’ rights and remedies provided in Section 2.6 and Section 2.7(b) or any intentional and knowing fraud claim and subject to Section 11.11, the sole and exclusive monetary remedy for any breach or failure to be true and correct, or alleged breach or failure to be true and correct, of any representation or warranty or any covenant or agreement in this Agreement or the Conwed NV Purchase Agreement, shall be indemnification in accordance with this Article XI. In furtherance of the foregoing, the Parties hereby waive, to the fullest extent permitted by applicable Law, on behalf of themselves and, in the case of the Buyer, on behalf of its applicable designee or designees signatory to the Conwed NV Purchase Agreement, other than with respect to Section 2.6 and Section 2.7(b) and any intentional and knowing fraud claim and subject to Section 11.11, any and all other rights, claims and causes of action (including rights of contribution, if any) known or unknown, foreseen or unforeseen, which exist or may arise in the future, that it may have against any other Party (or Buyer’s applicable designees signatory to the Conwed NV Purchase Agreement), as the case may be, arising under or based upon any Law to the extent arising out of the Transactions. Notwithstanding the foregoing, this Section 11.9 shall not operate to interfere with or impede the operation of the provisions of Article II concerning the (a) resolution of certain disputes relating to the determination of the Purchase Price or any Earn-Out Payment between the Parties and/or by a Settlement Accountant and (b) the rights of the Parties to seek equitable remedies (including specific performance or injunctive relief).
11.10    Guarantee of the Seller Indemnification Obligations. Leucadia, hereby irrevocably and unconditionally guarantees to the Buyer, as primary obligor and not merely as surety, the full and timely

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payment and performance of the Seller’s covenants and agreements in this Article XI (collectively, the “Guaranteed Obligations”). This is a guarantee of payment and performance, and not merely of collection, and Leucadia acknowledges and agrees that this guarantee is full and unconditional, and no amendment, modification, release or extinguishment of the Seller’s obligations or Liabilities, whether by decree in any bankruptcy proceeding or otherwise, shall affect the continuing validity and enforceability of this guarantee; provided, however, that a Delay of Payment must have occurred before any Buyer Indemnified Parties may seek to enforce a Guaranteed Obligation against Leucadia. The Seller and Leucadia hereby waive, for the benefit of Buyer, (a) any right to require the Buyer, as a condition of payment or performance by Leucadia, to proceed in any Legal Proceeding against the Seller or pursue any other remedies whatsoever after a Delay of Payment has occurred and (b) to the fullest extent permitted by Law, any defenses or benefits that may be derived from or afforded by any Law that limit the Liability of or exonerate guarantors or sureties, other than defense of payment and performance in full of the Guaranteed Obligations. Leucadia understands that the Buyer is relying on this guarantee in entering into this Agreement. Leucadia hereby represents and warrants, on behalf of itself only, that (i) it has all requisite power and authority or capacity to execute, deliver and perform this Agreement and (ii) this Agreement represents (assuming the valid authorization, execution and delivery of this Agreement by the Buyer) the legal, valid and binding obligation of Leucadia, enforceable against Leucadia in accordance with its terms. The foregoing representations and warranties of Leucadia shall survive until the expiration of the Seller’s obligations pursuant to this Article XI.
11.11    Setoff. In addition to any rights of setoff that the Buyer or any of the other Buyer Indemnified Parties may have at common law or otherwise, and notwithstanding anything to the contrary herein, the Buyer shall have the right, exercisable by delivery of written notice to the Seller, to deduct from any Earn-Out Payment that would be otherwise payable pursuant to Section 2.7 any sum that is or may be owed to the Buyer or any other Buyer Indemnified Party under this Article XI as a result of a Permitted Setoff Event; provided, that if the amount of any Loss relating to any such Permitted Setoff Event is determined by judgment of a court of competent jurisdiction not to be owed to the Buyer or the other Buyer Indemnified Party pursuant to the terms hereof, such setoff amount shall be promptly funded by the Buyer pursuant to Section 2.7 or otherwise cancelled, as applicable, if no amount is yet owed to the Seller pursuant to Section 2.7.
ARTICLE XII
MISCELLANEOUS
12.1    Notices. Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given (a) on the date established by the sender as having been delivered personally, (b) on the date delivered by a private courier as established by the sender by evidence obtained from the courier, (c) on the date sent by facsimile or electronic mail, with confirmation of transmission, if sent during normal business hours of the recipient, if not, then on the next Business Day, or (d) on the fifth Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications, to be valid, must be addressed as follows:

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If to the Buyer, Parent or the Company (after the Closing) to:
c/o Schweitzer-Mauduit International, Inc.
100 North Point Center East, Suite 600
Alpharetta, Georgia 30022-8246
Attn: Alfredo Barquin
Email: abarquin@swmintl.com

With required copies (which shall not constitute notice) to:
Schweitzer-Mauduit International, Inc.
100 North Point Center East, Suite 600
Alpharetta, Georgia 30022-8246
Attn: Ron Surbey and Ricardo Nunez
Email: rsurbey@swmintl.com and rnunez@swmintl.com

and

Sidley Austin LLP
One South Dearborn Street
Chicago, IL 60603
Attn: Brian Fahrney and Sara Duran
Facsimile: (312) 853-7036
Email: bfahrney@sidley.com and sduran@sidley.com

If to the Seller, Leucadia or the Company (prior to the Closing), to:
Leucadia National Corporation
520 Madison Avenue

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New York, NY 10022
Attn: Michael Sharp
Email: msharp@jefferies.com

With a required copy (which shall not constitute notice) to:
Morgan, Lewis & Bockius LLP
101 Park Avenue
New York, New York 10178
Attention: R. Alec Dawson and Sheryl Orr
Facsimile: 212-309-6001
Email: alec.dawson@morganlewis.com and sheryl.orr@morganlewis.com or to such other address or to the attention of such Person or Persons as the recipient party has specified by prior written notice to the sending party (or in the case of counsel, to such other readily ascertainable business address as such counsel may hereafter maintain). If more than one method for sending notice as set forth above is used, the earliest notice date established as set forth above shall control.
12.2    Amendments and Waivers.
(a)    Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each Party to this Agreement, or in the case of a waiver, by the Party against whom the waiver is to be effective.
(b)    No failure or delay by any Party in exercising any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

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12.3    Expenses. Except as expressly set forth in this Agreement, the Buyer and the Seller shall each pay their own costs and expenses incurred in connection with this Agreement and the Transactions the Company shall not bear any of the fees and expenses in connection with such matter.
12.4    Successors and Assigns. This Agreement may not be assigned by any Party hereto without the prior written consent of the other Parties. Subject to the foregoing, all of the terms and provisions of this Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective successors and assigns.
12.5    Governing Law. This Agreement and the Exhibits and Schedules hereto shall be governed by and interpreted and enforced in accordance with the Laws of the State of Delaware, without giving effect to any choice of Law or conflict of Laws rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.
12.6    Consent to Jurisdiction. Each of the Parties irrevocably submits to the exclusive jurisdiction of any federal or state court located within the County of New Castle, Delaware for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each of the Parties agrees to commence any such action, suit or proceeding either in a federal court located within the County of New Castle, Delaware, or if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in any state court located in the County of New Castle, Delaware. Each of the Parties further agrees that service of any process, summons, notice or document by U.S. registered mail to such Party’s respective address set forth above shall be effective service of process for any action, suit or proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction in this Section 12.6. Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the Transactions in any federal or state court located in the County of New Castle, Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.
12.7    Counterparts. This Agreement may be executed in counterparts, and any Party hereto may execute such counterpart, each of which when executed and delivered shall be deemed to be an original and both of which counterparts taken together shall constitute but one and the same instrument. This Agreement shall become effective when all Parties hereto shall have received a counterpart hereof signed by the other Parties hereto. The Parties agree that the delivery of this Agreement may be effected by means of an exchange of facsimile signatures with original copies to follow by mail or courier service.
12.8    No Third Party Beneficiaries. Except as otherwise provided in Section 7.4 and except for the Seller Indemnified Parties and the Buyer Indemnified Parties (who shall be third-party beneficiaries of Article XI), the representations, warranties, covenants, and agreements contained in this Agreement are for the sole benefit of the Parties and their permitted successors and assigns, and they shall not be construed as conferring

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any rights or remedies on any Persons other than the Parties and their respective successors and permitted assigns.
12.9    Entire Agreement. The Transaction Documents and the documents, instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the Exhibits and Schedules, set forth the entire understanding of the Parties hereto with respect to the Transaction. All Exhibits and Schedules referred to herein are intended to be and hereby are specifically made a part of this Agreement. Any and all previous agreements and understandings between or among the Parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement, except for the Non-Disclosure Agreement, which shall continue in full force and effect in accordance with their respective terms.
12.10    Captions. All captions contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.
12.11    Severability. Any provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
12.12    Specific Performance. Each of the Parties agrees that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by them in accordance with the terms hereof and that each Party shall be entitled to seek specific performance of the terms hereof, in addition to any other remedy at Law or equity. In furtherance of and without limiting the foregoing, the Parties acknowledge and agree that, (a) each of the Seller and the Buyer shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement by Buyer or Seller, as the case may be, or to enforce specifically the terms and provisions of this Agreement to prevent breaches of, or enforce compliance with, those covenants of Buyer that require Buyer to consummate the Transactions or of Seller that require Seller to consummate the Transactions, as the case may be, and (b) from and after the Closing, the Buyer shall be entitled to seek an injunction or injunctions to prevent breaches of, or enforce compliance with, those covenants of the Seller and Leucadia set forth in Article VIII that contemplate performance after the Closing.
12.13    Conflicts and Privilege.
(a)    The Buyer agrees that, notwithstanding any current or prior representation of the Company and its Subsidiaries by Morgan, Lewis & Bockius LLP and Snell & Wilmer L.L.P. (together, the “Firms” and, each, a “Firm”), each Firm shall be allowed to represent the Seller or any of its Affiliates in any matters and disputes (or any other matter), including in any matter or dispute adverse to the Buyer, the Company or any Subsidiary that relates to this Agreement and the Transactions (a “Dispute”). The Buyer hereby (i) waives any claim it has or may have that such Firm has a conflict of interest or is otherwise prohibited from engaging in any such representation; (ii) agrees that, in the event that a Dispute arises after the Closing between the Buyer, the Company or any Subsidiary, on the one hand, and Seller or any of its Affiliates, on the other hand, such Firm may represent Seller or any of its Affiliates in such Dispute even though the interests of Seller or its Affiliate may be directly adverse to the Buyer, the Company or the Subsidiaries and even though such Firm may have represented the Company or the Subsidiaries in a matter substantially related to such Dispute, or may be handling ongoing matters for the Company or the Subsidiaries; provided, however,

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that no such representation shall constitute a waiver of any attorney-client privilege between the Company or any of its Subsidiaries, on the one hand, and either Firm, on the other hand, and the Seller shall cause either Firm, as applicable, acting as its counsel to not take any actions or engage in any representation that would affect or be deemed to be such a waiver, it being understood that the determination of whether such a waiver has occurred (or is reasonably likely to occur) will be subject to the Seller’s reasonable determination and nothing in this Section 12.13 shall be construed to prevent the Seller from taking any action with respect to which the Seller has reasonably determined that no such waiver will, or is reasonably likely to, occur as a result thereof.
(b)    The Buyer is aware that, in connection with the Firms’ representation of the Company and the Subsidiaries, the Firms are or may be in possession of information of the Company and the Subsidiaries including communications between either Firm and the Company or any of its Subsidiary relating to the Transactions (such documents in the possession of either Firm shall be referred to as the “Communications”). The Buyer agrees that the foregoing shall not be asserted as a basis to claim that a Firm cannot represent the Seller or its Affiliates in any matter, including in a Dispute. The Buyer further agrees that, following the Closing, the Seller may use such Communications so long as the Seller reasonably determines that the use of such Communications shall not waive (and is reasonably likely not to waive) any applicable privilege, and that the Buyer will not (i) request from either Firm or (ii) use or intentionally access any of the Communications in connection with any Dispute or potential Dispute; provided, however, that nothing contained herein shall prevent the Buyer from requesting, using or accessing any Communications in connection with document production requests or discovery in any Legal Proceeding by an unrelated third party so long as such Communications are not subject to exclusion from such document production request or discovery on the basis of attorney-client privilege. For the avoidance of doubt, nothing in this Section 12.13 or in this Agreement shall be deemed to be a waiver of any applicable privileges or protections that can or may be asserted to prevent disclosure of any Communications to any third party, and the Seller shall not take any action, or cause the Firms to take any action, that the Seller reasonably determines would reasonably be expected to waive any such privilege or protection as to any third party.
12.14    Interpretation.
(a)    The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term and vice versa, and words denoting either gender shall include both genders as the context requires. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.
(b)    The terms “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.
(c)    When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article, Section, Exhibit or Schedule to this Agreement as amended unless otherwise specified.
(d)    The words “include,” “includes” and “including” when used in this Agreement shall be deemed to be followed by the words “without limitation,” unless otherwise specified.

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(e)    A reference to any Party to this Agreement or any other agreement or document shall include such Party’s predecessors, successors and permitted assigns.
(f)    Reference to any Law means such Law as amended, modified, codified, replaced or reenacted, and all rules and regulations promulgated thereunder.
(g)    Any document, list or other item shall be deemed to have been “made available” to Buyer for purposes of this Agreement only if such document, list or other item was posted prior to the date of this Agreement in the electronic data room established by Seller in connection with the Transactions before the date hereof.
(h)    The Parties have participated jointly in the negotiation and drafting of this Agreement. Any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any Party by virtue of the authorship of this Agreement shall not apply to the construction and interpretation hereof.
(i)    Nothing contained in this Agreement is intended to give Buyer, directly or indirectly, the right to control or direct the Company’s or any of the Subsidiaries’ operations prior to the Closing Date, and nothing contained in this Agreement is intended to give the Company or Seller, directly or indirectly, the right to control or direct Buyer’s or its subsidiaries’ operations. Prior to the Closing Date, each of Buyer and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its subsidiaries’ respective operations.
(j)    Except to the extent a shorter time period is expressly set forth herein for a particular cause of action, Actions hereunder may be brought at any time prior to the expiration of the longest time period permitted by Section 8106(c) of the Delaware General Corporation Law. Any cause of action for breach of any representation, warranty or covenant contained herein shall accrue, and the statute of limitations period shall begin to run, upon discovery of such breach by the Party seeking to assert such cause of action.
12.15    Further Assurances. After the Closing, from time to time, as and when requested by any Party, each Party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other reasonable actions, as such other Party may reasonably deem necessary or desirable to consummate the Transactions, including, in the case of Seller, executing and delivering to the Buyer such assignments, deeds, bills of sale, consents and other instruments as the Buyer or its counsel may reasonably request as necessary or desirable for such purpose, and in the case of the Buyer, providing the Seller with the information and cooperation reasonably requested by the Seller in order to enable the Seller and its Affiliates to comply with their reporting and compliance obligations under applicable Laws as they relate to the Acquired Companies for the period prior to Closing and/or the Transactions.
12.16    Parent Guarantee. Parent hereby irrevocably and unconditionally guarantees to Seller, as primary obligor and not merely as a surety, the full and timely payment and performance of the Buyer’s covenants and agreements in this Agreement (collectively, the “Buyer Guaranteed Obligations”). This is a guarantee of payment and performance, and not merely of collection, and Parent acknowledges and agrees that this guarantee is full and unconditional, and no amendment, modification, release or extinguishment of the Buyer’s obligations or Liabilities, whether by decree in any bankruptcy proceeding or otherwise, shall affect

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the continuing validity and enforceability of this guarantee; provided, however, that a Delay of Payment must have occurred before any Seller Indemnified Parties may seek to enforce a Buyer Guaranteed Obligation against Parent. Parent hereby waives, for the benefit of the Seller, (a) any right to require the Buyer, as a condition of payment or performance by Parent, to proceed in any Legal Proceeding against the Buyer or pursue any other remedies whatsoever after a Delay of Payment has occurred and (b) to the fullest extent permitted by Law, any defenses or benefits that may be derived from or afforded by any Law that limit the Liability of or exonerate guarantors or sureties, other than defense of payment and performance in full of the Buyer Guaranteed Obligations. Parent understands that the Seller is relying on this guarantee in entering into this Agreement. Parent hereby represents and warrants that (i) it has all requisite power and authority to execute, deliver and perform this Agreement and (ii) this Agreement represents (assuming the valid authorization, execution and delivery of this Agreement by the other parties hereto) the legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms. The foregoing representations and warranties of Parent shall survive until the Buyer Guaranteed Obligations have been performed or paid and satisfied in full.
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ACTIVE 218042945

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.
BUYER:
DELSTAR TECHNOLOGIES, INC.

By: _____________________
Name:
Title:

PARENT (solely for purposes of Sections 8.4 and 8.10 and Article XII):
SCHWEITZER-MAUDUIT INTERNATIONAL, INC.

By: _____________________
Name:
Title:

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SELLER:
BALDWIN ENTERPRISES, INC.

By: _____________________
Name:
Title:

COMPANY:
CONWED PLASTICS LLC

By: _____________________
Name:
Title:

LEUCADIA (solely for purposes of Sections 2.1(a), 2.3(b)(ii), 7.5, 8.1 through 8.4, 8.6 through 8.8, 8.10, 11.10 and Article XII):
LEUCADIA NATIONAL CORPORATION

By: _____________________
Name:
Title:

[Signature Page to Equity Interest Purchase Agreement]